Exhibit 10.9

Execution Version

_______________________

Ground Lease Agreement

_______________________

by and among

The Texas Tech University System,

an agency of the State of Texas,

and

Texas Tech University,

a Texas public institution of higher education and member of the Texas Tech University System,

as Landlord,

and

FERMI SPE, LLC,

a Delaware limited liability company,

as Tenant

_______________________

Dated as of May 14, 2025

_______________________

i

ii

Schedule of Exhibits

Exhibit A	Legal Description of the Property
Exhibit A-1	Aerial Depiction of the Property
Exhibit B	Intentionally Omitted
Exhibit C	Insurance Requirements
Exhibit D	Permitted Phase One Subtenants
Exhibit E	Restricted Uses
Exhibit F	Form of Memorandum of Ground Lease
Exhibit G	Sublease Requirements

iii

Ground Lease Agreement

This Ground Lease Agreement (this “Lease”) is entered into as of May 14, 2025 (the “Effective Date”), by and among The Texas Tech University System, an agency of the State of Texas (“TTUS”), Texas Tech University, a Texas public institution of higher education and member of the Texas Tech University System (the “University”, and together with TTUS, “Landlord”), FERMI SPE, LLC, a Delaware limited liability company (“Tenant”). Landlord and Tenant are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Background:

1. Landlord is the sole owner of the approximately 5,769 acres of land situated in Carson County, Texas, as depicted in Exhibit A attached hereto the “Property”). Subject to the termination of the Existing Leases (as hereinafter defined), Landlord has the sole and exclusive management and control of the Property, including the power to lease and otherwise manage and control the Property pursuant to Tex. Edu. Code § 109.054.

2. Tenant is a wholly-owned subsidiary of FERMI LLC (“FERMI”), a Texas-based energy company specializing in the development of data center facilities and supporting infrastructure.

3. The Property is in an ideal location for a large-scale data and energy campus, offering natural gas, solar, and wind resources, permittable nuclear power, and superior connectivity to worldwide optical fiber networks.

4. Landlord desires to lease the Premises (as hereinafter defined) to Tenant exclusively for the planning, design, development, permitting, construction and operation of an advanced energy and technology campus park and technological evolutions thereof, including, without limitation, (i) data center facilities, chip manufacturing sites, office buildings, related amenities, and/or other commercial industrial uses; (ii) nuclear generation, transmission and distribution facilities; (iii) solar energy collection, storage, conversion, generation, transmission and distribution facilities; and/or (iv) natural gas generation, transmission and distribution facilities and ancillary uses and other uses similar or related to the foregoing (collectively, the “Project”), on the terms and conditions set forth herein.

5. Tenant shall be responsible, directly or indirectly through its Subtenants (as defined herein) for the development, construction, and operation of the Project in accordance with the terms of this Lease.

6. Prior to entering into this Lease, Landlord and FERMI have entered into that certain Memorandum of Understanding dated April 18, 2025 (the “MOU”), setting forth the principal terms of the Lease and other Related Agreements as contemplated herein. The MOU expired in accordance with its terms upon the Parties’ execution and delivery of this Lease.

7. By action of the Board of Regents of the Texas Tech University System (the “System Board”) taken on April 14, 2025, the System Board has authorized the delegated representative of TTUS and the University to finalize and execute this Lease and the other definitive agreements with Tenant for the leasing of the Premises, and the planning, design, development, permitting, construction and operation of the Project.

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Accordingly, in consideration of the mutual covenants and agreements set forth in this Lease, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, Landlord and Tenant hereby enter into this Lease and do hereby agree as follows:

Article 1
Definitions

Unless otherwise defined, all words and terms defined in this Lease shall have the following meanings:

“Additional Rent” has the meaning given in Section 3.02(d) hereof.

“Affiliate” means any Person controlling, controlled by or under common control with any other Person.

“Annual Appraisal” has the meaning given in Section 3.02(b)(i) hereof.

“Applicable Laws” means all present and future laws, codes, orders, regulations, rules, and requirements of Governmental Authorities applicable to the Premises and the Project, including without limitation, all Environmental Laws and the applicable requirements of the Texas Public Utility Commission, the NRC, the Federal Energy Regulatory Commission, and the North American Electric Reliability Corporation, and their respective successor agencies.

“AV Rent” has the meaning given in Section 3.02(b)(i) hereof.

“AV Rent Commencement Date” has the meaning given in Section 3.02(b)(i) hereof.

“AV Year” has the meaning given in Section 3.02(b)(i) hereof.

“Bankruptcy Event” means, with respect to any Person: (a) a petition for relief under applicable bankruptcy law is filed by such Person; (b) an involuntary petition for relief is filed against such Person under any applicable bankruptcy law and such petition is not dismissed within ninety (90) days after the filing thereof; (c) an order for relief naming such Person is entered under any applicable bankruptcy law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by such Person; (d) any assignment by such Person for the benefit of its creditors; or (e) the appointment by final order, judgment, or decree of a court of competent jurisdiction of a receiver of a whole or any substantial part of the properties of such Person (provided such receiver shall not have been removed or discharged within ninety (90) days of the date of his qualification).

“Base Rent” has the meaning given in Section 3.02(a) hereof.

“Bank” has the meaning given in Section 7.03(a) hereof.

“Business Day” means any day other than a Saturday, Sunday or other day on which the University’s administrative offices are closed. The use of the word “day,” instead of “Business Day,” means a calendar day.

“Casualty Termination Event” has the meaning given in Article 10 hereof.

“Claim(s)” has the meaning given in Article 8 hereof.

“COCA” has the meaning given in Section 18.12 hereof.

“Commencement of Construction” means the commencement of construction activities necessary solely for the vertical construction of non-temporary buildings, structures, or other improvements upon the Premises.

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“Confidential Information” has the meaning given in Section 18.03(a) hereof.

“Constitution” means the Constitution of the State of Texas, as amended.

“Data Center Campus” means those portions of the Project consisting of data center facilities, but expressly excluding the Texas Tech University System Data Center and the Texas Tech University System Research Campus.

“Data Center Facility” means each data center building that houses a group of networked computer servers or machines in one contiguous physical location to centralize the storage, management and/or dissemination of data and information located on the Data Center Campus.

“Deeds” means (i) that certain Deed Without Warranty from the United States of America acting by and through the General Services Administration (or its successor) recorded in the Deed Record 86, Page 418 in the Real Property Records, and (ii) that certain Amended Deed from the United States of America acting by and through the Department of Health, Education, and Welfare (or its successor) recorded in the Deed Record 100, Page 403 in the Real Property Records.

“Delinquent Rate” a per annum rate of interest equal to the lesser of (i) eight percent (8%) or (ii) the then highest lawful contract rate which Tenant is authorized to pay, and Landlord is authorized to charge, under the laws of the State with respect to the relevant obligation.

“Delay Rent” has the meaning given in Section 3.02(c) hereof.

“Development Budget” has the meaning given in Section 5.02(viii) hereof.

“Disclosing Party” has the meaning given in Section 18.03(a).

“Effective Date” has the meaning given in the Preamble hereof.

“EIA” has the meaning given in Section 9.01 hereof.

“Environmental Conditions” means the actual or threatened presence, release, emission, discharge, migration, escape of any Hazardous Substances, or the existence of any other condition, circumstance, or factor (including natural or manmade conditions, contamination, vapor intrusion, radiation, electromagnetic fields, or subsurface or airborne conditions) in, on, under, about, migrating from, or affecting the Premises, the air, soil, subsurface, strata, surface water, groundwater, or improvements thereon, whether occurring naturally or as a result of human activities, that (a) require or could reasonably be expected to require investigation, monitoring, remediation, abatement, or mitigation under applicable Environmental Laws; (b) give rise to or could reasonably be expected to give rise to liability, obligations, claims, or costs under any Environmental Law; or (c) could adversely affect human health, the environment, or the intended uses, operations, or development of the Premises or any part thereof.

“Environmental Laws” means any and all federal, state or local laws, statutes, rules, regulations, ordinances, judicial or administrative decrees, orders, decisions, permits, or licenses relating to: (a) emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Substances (as hereinafter defined) into the environment (including, without limitation, ambient air, surface water, ground water or subsurface strata); (b) the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of such pollutants, contaminants or Hazardous Substances; or (c) the protection of human health, safety, or the environment. This includes, without limitation, the following statutes, as amended and judicially and administratively interpreted, and all regulations promulgated thereunder, including without limitation all comparable statutes, regulations, and interpretations by the State of Texas: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 4901 et seq. (“RCRA”); the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Endangered Species Act, 16 U.S.C. § 1531 et seq.; the Clean Water Act, 33 U.S.C. § 1251 et seq.; and the National Environmental Policy Act 42 U.S.C. § 4321 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq, and any other similar or successor federal, state, or local environmental statutes, rules, or regulations, whether currently existing or enacted in the future.

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“ESA(s)” means, (i) a final Phase I Environmental Site Assessment for the Premises, in form and substance reasonably satisfactory to the Parties, identifying the presence or likely presence of any existing hazardous substances or other environmental conditions on or affecting the Premises; and (ii) if necessary, any recommended final Phase II Environmental Site Assessments for the further investigation of such conditions.

“Event of Default” has the meaning given in Section 11.01 hereof.

“Expenses” has the meaning given in Section 3.06 hereof.

“Existing Encumbrances” means, collectively (i) all mineral rights and interests reserved by the grantors as set forth in the Deeds, and (ii) the following title matters that materially adversely affect Tenant’s ability to develop the Premises in Tenant’s reasonable discretion: (A) Land Lease Agreement by and between Texas Technological College, as Lessor, and The United States of America, as the Government (acting through the Army Corp of Engineers) recorded under Volume 100, Page 413, of the Real Property Records of Carson County, Texas, and as further affected by Supplemental Agreement No. 1 recorded under Volume 108, Page 252, of the Real Property Records of Carson County, Texas; (B) Agreement by and between The United States of America (represented by the United States Atomic Energy Commission) and Texas Technological College, recorded under Volume 150, Page 371, of the Real Property Records of Carson County, Texas, as affected by Supplement Agreement, recorded under Volume 155, Page 494, Carson County, Texas; and (C) Right of Access Agreement by and between Pantex ASC, LLC and Texas Tech University recorded under Document Number 2016-00000936 of the Real Property Records of Carson County, Texas.

“Existing Leases” means those two Lease Agreements, each dated January 1, 2022, between the University and Consolidated Nuclear Security, LLC, encumbering the Property.

“Ex-Officio Director” has the meaning given in Section 4.14 hereof.

“Fee Mortgage” has the meaning given in Section 15.05 hereof.

“FERMI” has the meaning given in the Recitals hereof.

“First Annual Installment” has the meaning given in Section 3.02(b)(i)(B) hereof.

“Force Majeure Event” has the meaning given in Section 18.05 hereof.

“GAAP” means generally accepted accounting principles issued by the Financial Accounting Standards Board (as may be amended, replaced, or otherwise modified from time to time).

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“Groundwater Lease” means that certain Groundwater Lease entered into between TTUS and the University, as lessor, and Tenant, as lessee, dated as of the Effective Date, and evidenced by that certain Memorandum of Groundwater Lease recorded in the Real Property Records on the Effective Date.

“Groundwater Rights” has the meaning given in Section 2.06 hereof.

“Governmental Authorities” means any and all courts, boards, agencies, commissions, offices or authorities of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city, quasi-governmental or otherwise) whether now or hereafter in existence, having jurisdiction over the Premises or any portion thereof but expressly excluding TTUS and the University.

“Hazardous Substance” means any and all elements, compounds, chemical mixtures, contaminants, pollutants, radioactive materials (including, without limitation, nuclear waste and other radioactive substances), or other substances identified as “Hazardous Substances”, “hazardous wastes”, or “toxic substances”, or similar terms under CERCLA, RCRA, and all analogous state statutes and regulations. This definition expressly includes, without limitation, waste petroleum products (used or unused), asbestos, lead, polychlorinated biphenyls (PCBs), and any waste materials or waste substances generated in connection with nuclear, wind, solar, natural gas, or other industrial operations, any substances that are later classified or regulated as hazardous or toxic under any Environmental Law, or that present a significant risk to human health or the environment.

“Improvements” mean any buildings, structures or other improvements hereafter erected, constructed, installed or situated on the Premises, including, without limitation, the foundations and footings thereof, paving, infrastructure and any and all fixtures, equipment and machinery of every kind and nature whatsoever owned by Tenant and now or hereafter affixed or attached thereto, or now or hereafter used or procured for use in connection with Tenant’s operation, use or occupancy thereof, and all appurtenances thereto.

“Indemnitee(s)” has the meaning given in Article 8 hereof.

“Initial AV Year Annual Assessment” has the meaning given in Section 3.02(b) hereof.

“Insurance Policies” has the meaning given in Section 4.03(a) hereof.

“Insurance Requirements” has the meaning given in Section 4.03(a) hereof.

“Internal Data Center Equipment” means all internal equipment and related infrastructure for such powered shell which shall be the responsibility of the Phase One Subtenant including, without limitation, air handling units, uninterruptible power supply (UPS) and other power conditioning equipment, cooling towers, chillers, switchgear, customer-side transformers, pipe works, graphics processing units or similar chips, computing machines, servers, racks, any internal customer side generators, networking equipment, main power distribution and automatic transfer switches, power supply units and power distribution units, voltage regulator modules, meeting rooms, internal electric power flow and distribution equipment and facilities, circuit breakers, metering components and relays, cabling, customer side inverters, rectifiers and other connections to UPS units, any Subtenant-side battery banks internal to the powered shell, and static bypass switches.

“Key Person Change of Control” means a transaction or series of transactions that results in neither Toby Neugebauer nor Griffin Perry (each a “Key Person”) having the power to direct or cause the direction of management or policies (whether through the ability to appoint or remove a majority of the governing body, control over decision-making authority, or otherwise) of Tenant (or a permitted assignee). For the avoidance of doubt, a change in the ownership of more than fifty percent (50%) of the equity interests of Tenant or FERMI shall not, in and of itself, constitute a Key Person Change of Control, so long as a Key Person, directly or indirectly, controls the management and strategic decision-making of Tenant (or a permitted assignee) immediately following such transaction.

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“Lease Commencement Date” means the date immediately following the satisfaction of the following: (i) the termination or expiration of the Existing Leases, (ii) satisfaction of all Existing Encumbrances (unless otherwise waived in writing by Tenant), (iii) Tenant’s receipt of a Surface Waiver (unless otherwise waived in writing by Tenant), and (iv) the execution and delivery of the Phase One Term Sheet, which Lease Commencement Date shall be evidenced by the Parties’ execution and delivery of a notice of commencement and recording of the Memorandum of Lease in the Real Property Records.

“Leasehold Estate” means Tenant’s leasehold interest in the Premises as granted under this Lease.

“Landlord” means, collectively, the University and TTUS.

“Landlord Responsible Parties” means, collectively, Landlord, including, without limitation, TTUS and the University, and their respective affiliates, and/or any of their respective invitees, agents, contractors, subcontractors, design professionals, mechanics, laborers, or materialmen.

“Lease Contribution” has the meaning given in Section 3.03 hereof.

“Letter of Credit” means a standby letter of credit in the amount of $5,000,000 issued by a Qualified LC Provider, in form and substance reasonably acceptable to Landlord.

“Lien” means any lien, encumbrance, or charge levied on account of any mechanic’s, laborer’s, or materialman’s lien.

“Material Event of Default” has the meaning given in Section 11.02(c) hereof.

“Material Suspension Event” has the meaning given in Section 11.01(d) hereof.

“Memorandum of Lease” has the meaning given in Section 18.18 hereof.

“Mortgage” has the meaning given in Section 15.01 hereof.

“Mortgagee” has the meaning given in Section 15.01 hereof.

“New Lease” has the meaning given in Section 15.03 hereof.

“Notice to Proceed” has the meaning given in Section 5.02 hereof.

“NRC” means the United States Nuclear Regulatory Commission, or and any successor governmental authority having jurisdiction over the design, engineering, permitting, and construction of nuclear facilities.

“NRC Requirements” has the meaning given in Section 5.01 hereof.

“Nuclear Facility” means that portion of the Improvements constructed or to be constructed by Tenant on the Premises used for the generation of electricity through nuclear fission, including, without limitation, the nuclear reactor(s), associated control systems, cooling towers, turbine generators, storage facilities for radioactive materials (including spent nuclear fuel prior to its removal from the Premises), and all other structures, equipment, and personal property directly or indirectly related to the production of nuclear power.

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“Nuclear Waste Policy Act” means 42 U.S.C. Chapter 108, as amended, or as the same may be hereafter amended or replaced.

“Partial Termination Parcels” has the meaning given in Section 12.04 hereof.

“Payment and Performance Bonds” has the meaning given in Section 5.06 hereof.

“Permits” has the meaning given in Section 5.03 hereof.

“Person” shall mean any legally recognized entity, including but not limited to, an individual, corporation, partnership (general or limited), limited liability company, unincorporated association, trust, or governmental entity.

“PGCD” means the Panhandle Groundwater Conservation District.

“Phase One” means the design and construction of the Phase One Data Center and the Phase One Generation Facilities.

“Phase One Data Center” means a powered shell meeting the design requirements of the Phase One Subtenant and having a minimum gross square footage of 200,000 and capable of receiving at least 200 megawatts of electric power, for use and occupancy of the Phase One Subtenant. For the avoidance of doubt, for purposes of the Notice to Proceed, the Phase One Data Center shall not include any Internal Data Center Equipment, which shall be the responsibility of the Phase One Subtenant.

“Phase One Generation Facilities” means some combination of (i) all on-site electric generation facilities, substations, transmission infrastructure, and related improvements, if and as applicable and/or (ii) the provision of electric power from Southwestern Public Service n/k/a Xcel Energy Inc. or such other electric service utility provider with jurisdiction to supply electric power to the Premises when, taken in the aggregate, is capable of collectively delivering at least sufficient electric power to serve the Phase One Data Center. For the avoidance of doubt, Tenant shall be permitted to satisfy the requirements for the Phase One Generation Facilities hereunder by sufficient electric power to serve the Phase One Data Center solely by either subclause (i) or (ii) within this definition, or any combination thereof.

“Phase One Sublease Commencement” means the substantial completion of the Phase One data center and the rent commencement date under the Phase One Subtenant, pursuant to a Sublease entered into by the Phase One Subtenant in accordance with the terms and conditions of this Lease.

“Phase One Sublease” means a Sublease for the Phase One Data Center entered into with a Phase One Subtenant.

“Phase One Subtenant” means (i) any of the companies listed on Exhibit D attached hereto, or a majority owned subsidiary thereof or (ii) any other Subtenant approved by Landlord, which approval shall not be unreasonably withheld or conditioned.

“Phase One Term Sheet” means a term sheet with a Phase One Subtenant for the Phase One Sublease.

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“Pre-Existing Environmental Conditions” means any and all Environmental Conditions on, under, about, or with respect to the Premises and in existence on or before the Effective Date.

“Premises” means, subject to the limitations, reservations, and exceptions described in this Lease the Property, together with all right, title, and interest of Landlord in and to (i) the improvements existing on the Property as of the Effective Date; (ii) any easements, rights-of-way, interconnection rights and access and other rights and benefits relating or appurtenant to the Property; (iii) all gravel, rock, earth, and other similar substances or materials and the rights thereto, in, on, and under the soil and that may be produced from the Property; (iv) development, air, wind, and solar rights; (v) the non-exclusive right to utilize all highways, roads and streets reasonably required for ingress and egress to and from the Property; (vi) all right and title to pore space rights, together with the right to inject and sequester carbon dioxide and any other gas, substances, or materials; and (vii) all benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or appertaining thereto, including, but not limited to, all right, title, and interest of Landlord in and to all and any land lying in or under the bed of any creek, stream, or waterway or any highway, avenue, road, easement, street, alley, or right of way, open or proposed, in, on, across, abutting, or adjacent to the Property; and (viii) the Groundwater Rights.

“Property” has the meaning given in the Recitals hereof.

“Power Sales Revenue Rent” has the meaning given in Section 3.02(b)(ii) hereof.

“Qualified Appraiser” means any of Jones Lange LaSalle, CBRE, Cushman & Wakefield, or another nationally recognized appraisal firm reasonably acceptable to Landlord.

“Qualified IPO” has the meaning given in Section 4.10 hereof.

“Qualified LC Provider” means from a commercial bank with offices in the United States and having a credit rating of at least “A-” from S&P or “A3” from Moody’s.

“Real Property Records” means the Official Public Records of Carson County, Texas.

“Receiving Party” has the meaning given in Section 18.03(a) hereof.

“Reclamation Obligations” has the meaning given in Section 7.01 hereof.

“Reclamation Completion Date” has the meaning given in Section 7.03(b) hereof.

“Related Agreements” means, collectively, the EIA, the Trademark and Licensing Agreement, Letter of Credit, the Groundwater Lease, and the Sinking Fund Custody Agreement.

“Rent” means collectively, Base Rent, Revenue Rent, Delay Rent, and Additional Rent. All Rent shall be payable directly to TTUS.

“Required Notice” has the meaning given in Section 5.06 hereof.

“Revenue Rent” means, collectively, AV Rent, Power Sales Revenue Rent, and Water Sales Revenue Rent.

“Second Annual Installment” has the meaning given in Section 3.02(b)(i) hereof.

“Sinking Fund” has the meaning given in Section 7.03(a) hereof.

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“Sinking Fund Custody Agreement” has the meaning given in Section 7.03(c) hereof.

“State” means the State of Texas.

“Sublease” means a sublease, license, or other occupancy or use agreement entered into by Tenant. All Subleases shall include necessary provisions to ensure full compliance with the terms of this Lease applicable to Subtenants, and shall be expressly subject to the terms of this Lease.

“Subtenant” means a tenant or licensee of Tenant under a Sublease, excluding Landlord Responsible Parties.

“Sublease Mortgage” has the meaning given in Section 15.01 hereof.

“Sublease Mortgagee” has the meaning given in Section 15.01 hereof.

“Surface Waiver” has the meaning given in Section 2.08 hereof.

“System Board” means the Board of Regents of the Texas Tech University System.

“Target Phase One Sublease Commencement Date” means the two-year anniversary of Tenant’s receipt of the Notice to Proceed from Landlord.

“Taxes” means all real estate taxes, assessments for local improvements, water, and storm and sanitary sewer rates and charges, licenses and permit fees, hook-in or tap-in fees or assessments payable to any Governmental Authorities attributable to the Premises (or any portion thereof) and the Improvements, and levies and charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature whatsoever which are assessed, levied, confirmed, imposed, or become a lien upon the Premises (or any portion thereof) that are payable to any Governmental Authorities during the Term of this Lease, including, without limitation, (i) all taxes imposed on Tenant’s or any Subtenant’s operations of the Premises; (ii) the “Texas Margin Tax” levied upon Tenant’s revenues and levied upon the Rent and actually paid by Landlord to any Governmental Authority; and (iii) all other charges imposed by any Governmental Authority, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Premises or any part thereof and/or the Rent (including all interest and penalties thereon due to any failure in payment by Tenant), which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (a) Landlord or Landlord’s interest in the Premises or any part thereof; (b) the Premises or any part thereof or any rent therefrom or any estate, right, title or interest therein; or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Premises or the leasing or use of the Premises or any part thereof. “Taxes” shall specifically exclude estate, inheritance, succession, capital levy, stamp levy, stamp tax, or transfer tax of Landlord, any income tax, or any other tax, assessment, charge, or levy based on or measured by the gross or net income of Landlord, and any Taxes payable in connection Landlord’s occupancy, use, or operation in any portion of the Premises.

“TCEQ” means the Texas Commission on Environmental Quality.

“Term” has the meaning given in Section 3.01 hereof.

“Tenant” means FERMI SPE, LLC, a Delaware limited liability company and wholly-owned subsidiary of FERMI, together with its permitted successors and assigns.

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“Tenant Responsible Parties” means Tenant, any Subtenant, and any of their respective contractors, subcontractors, design professionals, mechanics, laborers, or materialmen.

“Tenant’s Property” has the meaning given in Section 5.09 hereof.

“Texas Tech University System Research Campus” has the meaning given in Section 6.01 hereof.

“Texas Tech University System Data Center” has the meaning given in Section 6.02 hereof.

“TPIA” has the meaning given in Section 18.03(a)(ii) hereof.

“Trademark and Licensing Agreement” has the meaning given in Section 4.07 hereof.

“TTUS” means the Texas Tech University System, a Texas public system of higher education and agency of the State of Texas.

“TTUS Benefits” has the meaning given in Section 6.07 hereof.

“TTUS Component Institutions” means, Texas Tech University, Texas Tech University Health Sciences Center, Angelo State University, Texas Tech University Health Sciences Center El Paso, and Midwestern State University, and any other component institution of TTUS that may hereafter be established.

“TTUS Excellence Fund” has the meaning given in Section 6.04 hereof.

“TTUS Special Committee” means a committee comprised of the TTUS Chancellor, two members of the TTUS Board of Regents selected by the Chancellor, the TTUS General Counsel, and the TTUS Chief Financial Officer.

“University” means Texas Tech University, a Texas public institution of higher education and member of the Texas Tech University System.

“Water Sales Revenue Rent” has the meaning given in Section 3.02(b)(iii) hereof.

“Work” has the meaning given in Section 5.01 hereof.

“1295 Certification” has the meaning given in Section 18.16(a) hereof.

Article 2
Grant of Lease

Section 2.01 Granting Clause. For and in consideration of the covenants made by Tenant herein, and in consideration of the mutual benefits set forth herein and otherwise contemplated hereby, Landlord hereby leases and demises to Tenant as of the Lease Commencement Date, and Tenant hereby leases and takes from Landlord, the Premises, TO HAVE AND TO HOLD the Premises unto Tenant, its permitted successors and assigns, for and during the Term (hereinafter defined), on the terms and conditions set forth herein.

Section 2.02 Temporary Right of Access. From the Effective Date and continuing until the Lease Commencement Date or earlier termination of this Lease, Tenant shall have a non-exclusive, conditional right to enter the Property upon forty-eight (48) hours’ prior written notice to Landlord for the following purposes, subject to the terms, conditions, and covenants set forth herein and the Existing Leases:

(i)	Conducting inspections, tests, examinations, surveys, studies, assessments, and appraisals;

(ii)	The delivery and storage of equipment; and

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(iii)	Mobilization activities, including the erection of temporary fencing, gravel roads, seismic activity related to nuclear power, and similar activities, plus any additional work as may be approved by Landlord, not to be unreasonably conditioned or withheld.

Tenant shall coordinate with Landlord to ensure compliance with all access restrictions prior to entering upon the Property. Landlord agrees to use all reasonable efforts to obtain access rights on behalf of Tenant with respect to the Existing Leases upon request by Tenant from the Effective Date through the Lease Commencement Date.

Section 2.03 Condition of Premises. Subject to the terms and conditions of this Lease, Tenant will rely solely upon its own inspection, investigation and analysis of the matters described in this Section 2.02 in entering into this Lease and, except as otherwise expressly set forth in this Lease, the ESAs, and the EIA, will not rely in any way upon any representations, statements, agreements, warranties, studies, reports, descriptions, guidelines or other information or material furnished by Landlord or its representatives or consultants, whether oral or written, express or implied, of any nature whatsoever regarding any such matters, except for Landlord’s representations or warranties expressly provided for in this Lease and the Related Agreements.

EXCEPT FOR LANDLORD’S EXPRESS REPRESENTATIONS AND WARRANTIES PROVIDED IN THIS LEASE AND THE RELATED AGREEMENTS, TENANT HAS ACCEPTED AND HEREBY ACCEPTS, AND HAS LEASED AND HEREBY LEASES THE PREMISES FROM LANDLORD IN ITS “AS IS”, “WHERE IS”, “WITH ALL FAULTS” CONDITION WITHOUT ANY REPRESENTATION OR WARRANTY BY LANDLORD OR ANY OF LANDLORD’S REPRESENTATIVES OR CONSULTANTS, WHETHER EXPRESSED, IMPLIED OR STATUTORY (ALL OF WHICH ARE WAIVED BY TENANT AND DISCLAIMED BY LANDLORD TO THE FULLEST EXTENT PERMITTED BY LAW). EXCEPT FOR LANDLORD’S EXPRESS REPRESENTATIONS AND WARRANTIES PROVIDED IN THIS LEASE, TENANT IS NOT RELYING ON ANY (AND NEITHER LANDLORD OR ANY OTHER PARTY ACTING ON BEHALF OF LANDLORD HAS MADE ANY) REPRESENTATIONS OR WARRANTIES BY LANDLORD OR ANY OTHER PARTY IN CONNECTION WITH THIS LEASE AND TENANT IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PREMISES, THE STATUS OF ENTITLEMENTS FOR THE PREMISES AND ANY OTHER MATTERS. TENANT FURTHER ACKNOWLEDGES THAT, EXCEPT FOR LANDLORD’S EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS EXPRESSLY PROVIDED IN THIS LEASE AND THE RELATED AGREEMENTS, LANDLORD DOES NOT HAVE ANY OBLIGATION TO PERFORM ANY REPAIRS, MAINTENANCE OR OTHER WORK WHATSOEVER ON OR TO THE PREMISES AND THAT TENANT SHALL BE RESPONSIBLE FOR ALL SUCH WORK, INCLUDING, WITHOUT LIMITATION, SITE WORK, SITE INVESTIGATIONS, UTILITY CONNECTIONS, AND ALL OTHER IMPROVEMENTS.

THE PROVISIONS OF THIS SECTION 2.02 HAVE BEEN NEGOTIATED IN GOOD FAITH, AND FREELY ACCEPTED, BY BOTH TENANT AND LANDLORD, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION BY LANDLORD OF, AND TENANT DOES HEREBY DISCLAIM, ANY AND ALL WARRANTIES BY LANDLORD, EXPRESS, IMPLIED OR STATUTORY, WHETHER ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANOTHER LAW NOW OR HEREAFTER IN EFFECT OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF LANDLORD EXPRESSLY SET FORTH IN THIS LEASE AND THE RELATED AGREEMENTS.

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Section 2.04 Quiet Enjoyment. So long as no Material Event of Default by Tenant exists beyond any applicable notice and cure period, Landlord covenants that Tenant shall, during the Term, have exclusive control, possession, occupancy, use, and management of the Premises, and shall enjoy quiet and peaceable possession of the Premises.

Section 2.05 Use of Premises. Tenant’s use and enjoyment of the Premises will be limited for purposes of designing, developing, constructing, operating and maintaining the Project as contemplated herein, and no other use without Landlord’s prior written consent, not to be unreasonably withheld or conditioned. Without limiting the foregoing, Tenant shall not use or permit the Premises to be used for any restricted uses described in Exhibit E attached hereto.

Section 2.06 Landlord’s Right of Entry. Landlord and/or Landlord’s authorized agents, accompanied by a representative of Tenant (except in the case of an emergency when Landlord can enter the Premises at any time unaccompanied), shall have the right, upon forty-eight (48) hours’ advance notice, to enter and inspect the Premises, excepting any legitimately restricted areas identified by Tenant and/or Subtenants, at any time during the Term at all reasonable business hours.

Section 2.07 Groundwater Rights. Concurrently with the execution and delivery of this Lease, the Parties have entered into the Groundwater Lease, whereby Landlord has conveyed unto Tenant groundwater rights on the Property to authorize Tenant to apply for and obtain all necessary permits and other authorizations to explore, drill for, and produce groundwater on the Property. (Such rights and interests, as so conveyed by Landlord to Tenant pursuant to the Groundwater Lease are referred to herein as “the “Groundwater Rights”.)

Section 2.08 Removal of Existing Encumbrances. Landlord shall use all reasonable efforts to, and in an expeditious manner, (i) terminate the Existing Leases, (ii) obtain surface waivers with respect to mineral rights from the grantors under the Deeds (the “Surface Waiver”), and (iii) obtain releases with respect to Existing Encumbrances or provide such affidavits or other instruments so as to allow the issuer of Tenant’s leasehold title insurance policy to issue such policy without exceptions for (or with affirmative coverage over) the Existing Encumbrances.

Section 2.09 No Further Encumbrances. Except as required by Applicable Laws, after the Effective Date, Landlord hereby agrees not to, without the prior written consent of Tenant, (i) enter into any agreements granting any right of entry, access, use, or possession of the Property (or any portion thereof), (ii) cause or permit any matters of record affecting the Property to be granted or recorded in the Real Property Records, or (iii) enter into any agreements relating to the Property that would increase Tenant’s obligations or costs or reduce Tenant’s rights with respect to the Property.

Section 2.10 Transfer Restriction. To the extent permitted by the Constitution and laws of the State, Landlord hereby agrees not to grant, sell or convey its fee interest in the Property, or any right to enter upon the Property or on, under, or above the surface of the Property or otherwise transfer title to the Premises or any portion thereof during the Term, without the prior written consent of Tenant. Notwithstanding the foregoing to the contrary, the University shall be permitted to convey its fee interest in the Property to TTUS without the consent of Tenant.

Section 2.11 Exclusivity. For so long this Lease is in effect, or until the expiration of the fifteenth (15th) Lease Year, Landlord agrees that it will not, directly or indirectly, provide any information to, solicit, entertain or encourage any inquiries, offers or proposals from, or continue or enter into any negotiations with such potential Subtenant listed on Exhibit D attached hereto.

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Article 3
Term and Rent

Section 3.01 Term. The term of this Lease shall commence and possession shall be given to Tenant on the Lease Commencement Date. The Term shall expire as of 11:59 p.m. on the day that is ninety-nine (99) years following the Lease Commencement Date (the “Term”), unless earlier terminated pursuant to the terms hereof.

Section 3.02 Rent.

(a)	Base Rent. During the Term, from and after the Lease Commencement Date, Tenant shall pay to Landlord base rent (“Base Rent”) in accordance with the following terms, in advance and without demand, deduction, abatement, or setoff:

Year 1	$1,200,000
Year 2	$2,000,000
Year 3	$2,500,000
Year 4	$3,000,000
Year 5	$3,500,000

Base Rent will increase by three percent (3%) each year after Year 5 (prorated for any partial year). Tenant shall prepay Base Rent for Year 1 to Landlord in full on the Lease Commencement Date. All remaining Base Rent payments shall be payable in equal quarterly installments on the first Business Day of each calendar quarter (prorated for any partial quarter).

(b)	Revenue Rent. In addition to Base Rent, for each AV Year, Tenant shall pay to Landlord revenue rent as follows (collectively, “Revenue Rent”):

(i)	AV Rent. Commencing on the date the Tenant receives the first full rent payment (excluding any prepaid rent) from the first Subtenant of the Project operating in a Data Center Campus at the Premises (the “AV Rent Commencement Date”), Tenant shall pay to Landlord, without demand, deduction, abatement, or setoff, variable annual rent (“AV Rent”), payable semi-annually, calculated pursuant to the formula below, using the appraised value of the Data Center Facilities during each AV Year (as hereinafter defined) of the Term hereof. “AV Year” shall mean each consecutive twelve (12) month period during the Term of this Lease, with the first AV Year commencing on the AV Rent Commencement Date; provided, however, that if the AV Rent Commencement Date occurs other than on the first day of a calendar month, the first AV Year shall include that partial month plus the first full twelve (12) months thereafter. The annual appraised value for each Data Center Facility shall be (A) determined using nationally recognized appraisal standards and procedures for similar data center projects in Texas or within a 1,000-mile radius of the Premises, and (B) performed by a Qualified Appraiser (the “Annual Appraisal”). Each AV Year, the variable for each Data Center Facility shall be calculated in accordance with the following formulas and shall only be due and payable to TTUS in the AV Year in which Tenant receives the first full rent payment from the Subtenant operating in the applicable Data Center Facility and subsequent years:

(A)	On the first Three Billion Dollars of appraised value of Tenant’s or Subtenant’s Data Center Facility, Tenant will pay one percent (1%) of the appraised value of such Data Center Facility (i.e., not to exceed a maximum annual sum of $30,000,000.00); and

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(B)	On amounts in excess of the first Three Billion Dollars of appraised value of Tenant’s or Subtenant’s Data Center Facility, Tenant will pay one-half of one percent (0.5%) of the appraised value of such Data Center Facility.

Notwithstanding the foregoing, following the first AV Year with respect to each Data Center Facility, annual increases in the appraised value of the Data Center Facility shall not increase by more than three percent (3%) per annum, on a non-cumulative, non-compounding basis; provided, however, such cap shall not apply to the appraised value of any new capital improvements to the Data Center Facility completed by Tenant or Subtenants during the applicable AV Year, so long as the appraised value of such improvements were not included in the Annual Appraisal of the preceding AV Year.

AV Rent, as calculated above, shall be reduced by the amount of Base Rent payable to Landlord during the applicable AV Year.

Tenant shall cause the first such Annual Assessment (for the initial AV Year, hereinafter referred to as the “Initial AV Year Annual Assessment”) to occur following the AV Rent Commencement Date and prior to the date that is six (6) months following the AV Rent Commencement Date. Following the initial AV Year, subsequent Annual Assessments for each applicable Data Center Facility shall be completed in the sixth (6th) month of each AV Year of the Term. Tenant shall deliver a copy of each such Annual Assessment to Landlord promptly following receipt. The annual AV Rent payable for each applicable Data Center Facility after the AV Rent Commencement Date shall be paid in two installments, the first installment in the amount of fifty percent (50%) of the annual AV Rent being payable on the first day of each AV Year during the Term (the “First Annual Installment”), and the second installment in the amount of the remainder of the annual AV Rent being payable thirty (30) days after Tenant receives the applicable Annual Assessment (the “Second Annual Installment”); provided, however, the First Annual Installment for the initial AV Year shall be paid within thirty (30) days after the receipt of the Initial AV Year Annual Assessment, and no Second Annual Installment shall be owing for the initial AV Year. Following the initial AV Year, annual AV Rent payable for the First Annual Installment for each applicable Data Center Facility for each AV Year (other than the initial AV Year) shall be based upon the last Annual Assessment performed on each applicable Data Center Facility on the Premises, and annual AV Rent payable for the Second Annual Installment for each applicable Data Center Facility for each AV Year (other than the initial AV Year) shall be equal to the First Annual Installment for such AV Year, in each case reducing such installments by the amount of Base Rent paid to Landlord during the immediately preceding six-month period, but in no event less than zero.

(ii)	Power Sales Revenue Rent. Tenant agrees to pay to Landlord, without demand, deduction, abatement, or setoff, one percent (1.0%) of the gross revenues actually received from the sale of electric power generated on the Premises (“Power Sales Revenue Rent”), payable quarterly for each calendar quarter following the AV Rent Commencement Date. Tenant shall provide to Landlord audited financials regarding such Power Sales Revenue Rent each year of the Term. Tenant shall retain all remaining power sales revenues.

(iii)	Water Sales Revenue Rent. Tenant agrees to pay to Landlord, without demand, deduction, abatement, or setoff, twenty-five percent (25%) of the gross revenues actually received by Tenant from water sales of water drawn from the Premises (“Water Sales Revenue Rent”), payable quarterly for each calendar quarter following the AV Rent Commencement Date.

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(c)	Delay Rent. During the Term, in addition to all other Rent payable to Landlord, and without demand, deduction, abatement, or setoff, Tenant shall pay Landlord delay rent (“Delay Rent”) in an amount equal to one hundred thousand dollars ($100,000) for each day of delay in achieving Phase One Sublease Commencement beyond the Target Phase One Sublease Commencement Date. For the avoidance of doubt, Tenant’s obligation under this Section 3.02(e) shall not be subject to suspension or abatement due to Force Majeure.

(d)	Additional Rent. All amounts and sums which Tenant is expressly obligated to pay to or on behalf of Landlord or reimburse to Landlord pursuant to this Lease (other than Base Rent, and Revenue Rent) shall be deemed additional rent (“Additional Rent”). All Additional Rent shall be due and payable on the applicable date specified herein for any such payment, or if no such date is specified, within thirty (30) days after Landlord’s written demand therefor.

Section 3.03 Lease Contribution. As additional consideration for Landlord’s agreement to enter into this Lease, Tenant shall pay TTUS an initial contribution in the amount of $4,750,000 (the “Lease Contribution”), as follows: (i) the $750,000 placed into escrow by Tenant prior to the Effective Date pursuant to Section 3(b)(ii) of the MOU shall be released to Landlord within three (3) Business Days of the Effective Date, (ii) $1,000,000 shall be paid to Landlord within three (3) Business Days of the Effective Date, and (iii) the remaining $3,000,000 shall be paid upon Commencement of Construction of Phase One.

Section 3.04 Reimbursable Costs. For the period commencing on the Lease Commencement Date until the earlier of: (i) the AV Rent Commencement Date; or (ii) Landlord terminates this Lease due to suspension of construction as provided herein, if applicable, Tenant agrees to reimburse Landlord in an amount of $500,000 (prorated for partial years) for third-party legal, third-party consultant and administrative costs actually incurred by Landlord in connection with this Lease.

Section 3.05 Late Fees; Delinquent Interest. Any Rent due from Tenant to Landlord which is not paid within five (5) days after the due date shall bear interest at the Delinquent Rate from the date such payment is due until paid, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease.

Section 3.06 Net Lease. Landlord shall not be required to make any expenditure, incur any obligation (other than those expressly set forth in this Lease), or incur any liability of any kind whatsoever in connection with this Lease or Tenant’s financing, ownership, development construction, furnishing, and equipping of the Premises. It is expressly understood and agreed that this is a completely net lease intended to assure Landlord the Rent herein reserved on an absolute net basis. As between Landlord and Tenant, Tenant shall pay (or cause to be paid) all insurance, maintenance, and Taxes on the Project (collectively, “Expenses”), during the Term. Accordingly, as between Landlord and Tenant, all Expenses which may arise or become due during the Term shall be paid (or caused to be paid) by Tenant, and Landlord shall be indemnified and held harmless by Tenant from and against Tenant’s failure to pay (or cause to be paid) the same.

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Article 4
Covenants of Tenant

Section 4.01 Payment of Taxes.

(a)	Tenant to Pay Taxes. Tenant shall pay all Taxes attributable to the Premises and the Improvements that may be assessed and levied during the Term not less than the later to occur of (i) ten (10) days following Tenant’s receipt of the applicable tax bill from Landlord, and (ii) thirty (30) days prior to the date that same shall become due. Real estate taxes during the first and last year of the Term shall be prorated.

If at any time during the Term, the methods of taxation prevailing at the commencement of the Term, shall be altered so that in lieu of or as a supplement to or a substitute for the whole or any part of the real estate taxes or assessments now levied, assessed or imposed upon the Premises, there shall be levied, assessed or imposed any form of assessment, tax, license fee, license tax, business license fee, business license tax, excise tax, commercial rental tax, levy, charge, penalty, or other imposition by the federal or state government, any political subdivision, municipality, school district or other taxing body (other than any taxes payable relating to Landlord’s entity and income taxes relating to Landlord’s fee interest in the Property, if any), then Tenant shall pay, as the case may be, all such taxes, assessments, levies, impositions and charges or the part thereof so measured or based, which are in lieu of or a substitute for the whole or any part of the real estate taxes or assessments now levied, assessed or imposed on the Premises. Landlord shall promptly submit to Tenant all such real estate or other applicable tax notices when they are received from the taxing bodies. Tenant shall also pay any taxes that may be assessed against its own real or personal property.

Tenant shall prepare and file all reports and returns required by Applicable Laws with respect to any Tax and shall furnish copies thereof to Landlord upon written request. Tenant shall promptly forward to Landlord, upon written request, copies of any bill or assessment respecting any Tax when received by Tenant. Tenant shall also furnish and deliver to Landlord receipts evidencing the payment of any Tax as required by this Lease. Tenant acknowledges that Landlord is, and may continue to be throughout the Term, exempt from Taxes and therefore any Tax for the year in which this Lease commences or terminates shall not be prorated and Tenant shall be solely responsible for the same. If Tenant fails to pay any Tax when due, Landlord, without declaring an Event of Default hereunder, may, but shall not be obligated to, pay any such Tax and any amount so paid by Landlord, together with all actual and reasonable third-party costs and expenses incurred by Landlord in connection therewith, shall constitute Rent hereunder and shall be paid by Tenant to Landlord within thirty (30) days after Tenant’s receipt of written invoice therefor, with interest at the Delinquent Rate. Tenant’s obligation to pay Taxes which accrue during the Term shall survive the expiration or earlier termination of this Lease.

(b)	Tenant’s Right to Contest. Tenant shall have the right to contest the amount of taxes assessed and levied during the Term and shall have the right to institute and control tax certiorari proceedings. Landlord shall join, at Tenant’s expense, in any such proceedings instituted hereunder if required by law or requested in writing by Tenant. Landlord shall not be subjected to any liability for the payment of any costs or expenses in connection with any such proceedings.

Section 4.02 Maintenance and Repair. Tenant shall keep, or cause to be kept, the Premises in good repair and compliance with Applicable Laws. Tenant shall make or cause to be made all structural and nonstructural repairs and replacements to all improvements on the Premises. Landlord shall not be obligated to provide any services to Tenant or any maintenance of the Premises or Project. Landlord shall not be required to maintain, repair or rebuild all or any part of the Property, and Tenant waives any right which might arise by virtue of this Lease or otherwise, to (i) require Landlord to maintain, repair or rebuild all or any part of the Premises, or (ii) make repairs to the Premises at the expense of Landlord.

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Section 4.03 Insurance.

(a)	Required Policies. During the Term of this Lease, and prior to the commencement of any construction work on the Project, Tenant shall, at its sole cost and expense, obtain, keep and maintain, and shall cause its Subtenants to obtain, keep and maintain, the insurance policies described in Exhibit C attached hereto (the “Insurance Requirements”). All insurance policies required to be maintained by Tenant and its Subtenants are referred to herein collectively as the “Insurance Policies”.

(b)	Qualifying Insurers. All Insurance Policies shall be obtained from insurers authorized to do insurance business in the State of Texas or eligible surplus lines insurers operating in accordance with the Texas Insurance Code, having an A.M. Best Rating of A-VII or better.

(c)	Mutual Waiver of Subrogation. LANDLORD AND TENANT EACH WAIVES ANY AND ALL RIGHTS OF RECOVERY THAT SUCH PARTY, OR ANY PARTY CLAIMING BY, THROUGH OR UNDER SUCH PARTY BY SUBROGATION OR OTHERWISE, MAY HAVE AGAINST THE OTHER PARTY, OR AGAINST THE DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES OF THE OTHER PARTY, FOR LOSS OF, OR DAMAGE TO, SUCH WAIVING PARTY OR ITS PROPERTY OR THE PROPERTY OF OTHERS UNDER ITS CONTROL, TO THE EXTENT ANY SUCH LOSS OR DAMAGE IS INSURED AGAINST (OR IS REQUIRED UNDER THIS LEASE TO BE INSURED) UNDER ANY INSURANCE POLICY IN FORCE AT THE TIME OF SUCH LOSS OR DAMAGE. Landlord and Tenant shall, upon obtaining policies of insurance, give notice to the insurance carriers that the foregoing mutual waiver of subrogation is contained in this Lease and such insurance policies shall contain a provision by which the insurance company specifically waives its right of subrogation with respect to any loss or losses paid thereunder.

(d)	Notice of Cancellation. All Insurance Policies shall provide (and any certificate evidencing the existence of each such Insurance Policy shall certify) that such Insurance Policy shall not be canceled, non-renewed or coverage thereunder materially reduced unless Landlord shall first have received written notice of cancellation, non-renewal or material reduction in coverage and that Landlord shall receive not less than thirty (30) days’ notice of such cancellation, non-renewal or material reduction in coverage (and if Tenant’s insurance provider will not deliver such notice, then notice from Tenant will suffice). In the event any Insurance Policy is to be canceled due to non-payment of premiums, the requirements of the preceding sentence shall apply except that the written notice shall be sent to Landlord on the earliest possible date but in no event less than ten (10) days prior to the effective date of such cancellation.

(e)	Evidence of Insurance. With respect to each and every one of the Insurance Policies, on or before the date on which each such policy is required to be first obtained and at least thirty (30) days prior the expiration of any Insurance Policy, Tenant shall deliver to Landlord evidence showing that such Insurance Policies are in full force and effect. Such evidence shall include certificates of insurance issued by an authorized representative of the insurer, setting forth the name of the insurer, the coverage, limits, deductibles, endorsements, term and termination provisions thereon. At any time upon the request of Landlord, Tenant shall provide to Landlord evidence of payment of any premiums for any Insurance Policies or copies of such Insurance Policies.

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Section 4.04 Utilities. Tenant agrees to arrange and pay, or cause to be paid, to respective utility companies all public utility charges with respect to the Premises, including, but not limited to, utility charges for water, electricity, gas, sewage, telephone and such other utilities as are provided to the Project. Tenant further agrees to contract for and to pay or cause its Subtenants to contract for and to pay to the appropriate utility provider, any charges for garbage removal from the Premises.

Section 4.05 Compliance with Laws. Tenant will, at Tenant’s expense, observe and comply in all material respects with all Applicable Laws. Tenant shall not use or occupy or permit the Premises to be used or occupied, nor do or permit anything to be done in or on the Premises, in whole or in part, in a manner which would in any way violate any construction permit or certificate of occupancy affecting the Premises, or make void or voidable any insurance then in force with respect thereto, or which may make it impossible to obtain fire or other insurance thereon required to be furnished by Tenant hereunder, and shall not use or occupy or permit the Premises to be used or occupied, in whole or in part, in a manner which may violate any laws, regulations, ordinances or requirements of any Governmental Authorities.

Section 4.06 Signage. Subject to Section 4.07 and Section 4.08, Tenant may install, at Tenant’s own cost and expense, certain signs at the discretion of Tenant; provided that such signs are compliant with all Applicable Laws.

Section 4.07 Trademark Licensing and Branding. The trademarks of Landlord will remain the exclusive property of Landlord and may be used by Tenant only for those purposes expressly authorized by Landlord in writing. At the request of Tenant, TTUS or the applicable TTUS Component Institution and Tenant shall enter into a trademark and licensing agreement, which shall set forth certain licensing rights of Landlord’s trademarks by Tenant (with appropriate limitations on the use to protect TTUS and the applicable TTUS Component Institution) in connection with the operation of the Project (the “Trademark and Licensing Agreement”). The Trademark and Licensing Agreement shall address, among other things, the ability of Tenant to use the applicable TTUS or TTUS Component Institution’s name and any TTUS or TTUS Component Institution trademarks (i) in the production of commercial advertisements and film productions; (ii) in FERMI’s marketing materials and programs; (iii) for the use and ownership of domain names, search term optimization agreements and other domain rights with respect to the Project; and (iv) in connection with the linking of any TTUS Component Institution and FERMI websites for the appropriate promotion of the Project and relating to the TTUS Benefits.

Without limiting the foregoing, Tenant agrees that Landlord’s express written approval shall be required if Tenant wishes to use the “Texas Tech” name or any Texas Tech trademarks for the naming of the Project or the Data Center Campus, or for the display of “Texas Tech” name or any TTUS Component Institution trademarks on exterior signage.

Section 4.08 Naming Rights. Subject to Section 4.07, Tenant shall have the right to name and advertise the Project and the Data Center Campus, subject to the prior written consent of Landlord, not to be unreasonably withheld or conditioned.

Section 4.09 Special Purpose Covenants. Tenant shall: (i) maintain full and complete books and records, separate from any other person or entity; (ii) maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain such assets; (iii) maintain its bank accounts separate from any other person or entity; (iv) not commingle its assets or funds with those of any other person or entity and shall hold all of its assets in its own name; (v) conduct its own business in its own name independently and through its own authorized officers and agents; (vi) have sufficient officers to run its business operations; (vii) pay its own obligations only out of its own funds; (viii) prepare and maintain separate, full, and complete tax returns and financial statements, showing its assets and liabilities separate and apart from those of any other person or entity or if part of a consolidated group, then there will be an appropriate notation on the financial statements indicating the separate existence of Tenant, as applicable, and its assets and liabilities; (ix) not assume, guarantee, become obligated for, or pay the debts or obligations of any other person or entity; (x) not hold out its credit as being available to satisfy the obligations of any other person or entity; (xi) not acquire the obligations or securities of any Affiliate; (xii) not make loans or advances to any person or entity or buy or hold evidence of indebtedness issued by any other person or entity; (xiii) use separate stationery, invoices, and checks bearing its own name; (xiv) hold itself out as a legal entity separate and distinct from any other entity; (xv) correct any known misunderstanding regarding its separate identity; (xvii) not identify itself as a division of any other person or entity; and (xvii) conduct business limited solely to the purposes of owning, operating and maintaining the Project.

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Section 4.10 Key Person Change of Control. Except as otherwise expressly provided in this Section 4.10, Tenant must obtain the prior written approval of Landlord prior to any Key Person Change of Control, which approval shall not be unreasonably withheld or conditioned. Landlord shall not withhold its approval of a Key Person Change of Control if Tenant reasonably demonstrates that the new controlling owner(s) (i) possess the necessary qualifications and experience to develop, operate and maintain the Project in accordance with the terms of the Ground Lease, and (ii) is capable of making all required certifications contained in this Lease and applicable guaranties or liquidity instruments at the time of such Key Person Change of Control.

The approval of Landlord shall not be required to the extent that Tenant or FERMI (or a direct or indirect wholly-owned subsidiary of Tenant or FERMI) completes an underwritten public offering or direct listing resulting in its securities being listed on a national securities exchange (a “Qualified IPO”), but only after giving Landlord at least thirty (30) days’ prior written notice of Tenant’s intention to complete a Qualified IPO.

Following the earlier to occur of (i) the AV Rent Commencement Date or (ii) a Qualified IPO, Landlord shall have no approval rights with respect to any Key Person Change of Control of Tenant, so long as Tenant gives Landlord at least thirty (30) days’ prior written notice of any Key Person Change of Control.

Section 4.11 Assignment. Except to an affiliated bankruptcy-remote entity or other affiliated special purpose vehicle controlled by FERMI, Tenant will not be permitted to assign, in whole or in part, its interest in this Lease or the Premises without the written approval of Landlord, which approval shall not be unreasonably withheld or conditioned; provided, however, that any assignee (including any affiliated bankruptcy-remote entity or other affiliated special purpose vehicle) shall, as a condition to assignment, deliver an assignment and assumption agreement in a form reasonably acceptable to the Parties. Landlord shall not withhold its approval of any assignment of this Lease if such assignee reasonably demonstrates that the applicable assignee (i) has current enterprise value of at least 200% of the prior year’s Revenue Rent payments to Landlord, (ii) possesses the necessary qualifications and experience and financial wherewithal to develop, operate and maintain the Project in accordance with the terms of this Lease, and (ii) is capable of making all required representations, warranties, and certifications contained in this Lease and applicable guaranties or liquidity instruments at the time of such assignment.

Section 4.12 Subleasing.

(a)	Sublease Rights Generally. Tenant shall have the right to Sublease any portion of the Premises to any person or entity as determined by Tenant in its sole and absolute discretion for any Permitted Use, provided that any such Subtenant (i) possesses the necessary qualifications and experience to operate and maintain any critical infrastructure Subtenant improvements contemplated to be constructed by such Subtenant, (ii) possesses sufficient financial capacity to pay its rent obligations and the cost of operating and maintaining any critical infrastructure Subtenant improvements, and (iii) the Sublease contains all terms and conditions set forth in Exhibit G attached hereto (the “Sublease Requirements”). Tenant shall give Landlord at least thirty (30) days’ prior written notice of any proposed Sublease together with the proposed form of Sublease for review by Landlord, for purposes of ensuring that such Sublease contains the Sublease Requirements.

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Without limiting the foregoing, Tenant shall be permitted to enter into a Sublease to a Subtenant to the extent such Sublease is on an exclusive basis for the entire Data Center Campus and such Sublease includes an obligation from the Subtenant to commit to contract for a load of three (3) or more gigawatts of electric power capacity by calendar year 2030, four (4) or more gigawatts of electric power capacity by calendar year 2032 and five (5) or more gigawatts of electric power capacity by calendar year 2035. However, to the extent such Subtenant fails to achieve of the foregoing threshold commitments by such dates, Tenant may Sublease any portion of the Data Center Campus to one or more other Subtenants.

(b)	Non-Disturbance Agreements. Landlord, at the request of Tenant, will enter into non-disturbance agreements and other comparable agreements with Tenant, Subtenants and/or other third-party operators in a commercially reasonable form that is reasonably acceptable to Landlord, Tenant, and such Subtenants and/or third-party operators.

(c)	University or TTUS Sublease with Tenant. Notwithstanding anything to the contrary contained herein, all obligations, liabilities, indemnification, representations, covenants and agreements of Tenant to Landlord hereunder shall expressly exclude the Texas Tech University System Data Center and the Texas Tech University System Research Campus, and Landlord hereby releases Tenant from any liability with respect thereto.

Section 4.13 Access, Maintenance, and Preservation of Records. Tenant shall promptly, from time to time, deliver to Landlord such information and materials relating to the Project and Tenant as Landlord may reasonably request; provided, however, that Tenant shall not be obligated to deliver such information and materials more frequently than once per calendar quarter. Tenant shall maintain complete books of account and other records reflecting operations in accordance with GAAP. Authorized representatives of Landlord shall also be permitted, at all reasonable times during normal business hours upon furnishing of notice that is reasonable under the circumstances, to examine and retain copies of the books and records of Tenant with respect to the Project and the obligations of Tenant hereunder. Landlord shall promptly, from time to time, deliver to Tenant such information and materials relating to title and the environmental condition of the Property in Landlord’s possession as Tenant may reasonably request.

Section 4.14 Ex-Officio Director. TTUS shall have the right to appoint one (1) ex-officio director to attend meetings of the board of managers of Tenant in a non-voting capacity; provided, that any such ex-officio director shall be subject to the reasonable approval of Tenant (the “Ex-Officio Director”). The Ex-Officio Director shall be entitled to receive notice of and participate in all regularly-scheduled and special meetings of Tenant’s governing body and all executive committee meetings; provided, however, that the Ex-Officio Director shall abide by all confidentiality and ethics policies as may be required by Tenant’s governing body (including the execution of a customary confidentiality agreement between such Ex-Officio Director and Tenant).

Section 4.15 Letter of Credit. Prior to Commencement of Construction, Tenant shall obtain and deliver, for the benefit of Landlord, a Letter of Credit securing the payment and performance of Tenant’s (i) Base Rent, (ii) indemnity obligations hereunder and under the EIA, and (iii) the obligations of Tenant to restore the Premises to its original condition in the event of an early termination of this Lease. Tenant shall cause the Letter of Credit to remain in place until the Sinking Fund shall have accrued a balance of $10,000,000.

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At least thirty (30) days prior to Tenant’s Commencement of Construction, Tenant shall provide a draft letter of credit with the Qualified LC Provider, for the review and approval of Landlord (not to be unreasonably withheld or conditioned), setting forth the terms and conditions with respect to the custody of the credit facility by Landlord. The Letter of Credit will provide appropriate provisions for the protection of the credit facility against liquidation or consolidation in the event of a Bankruptcy Event of Tenant, and shall recognize Landlord as a third-party beneficiary.

Section 4.16 Reporting Requirements.

(a)	Quarterly Financial Reports. Beginning on the first full fiscal quarter following the AV Rent Commencement Date and each fiscal quarter thereafter within sixty (60) days of the end of each fiscal quarter of Tenant, Tenant shall deliver to Landlord the balance sheets of Tenant as of the end of such fiscal quarter and related statements of income, cash flows and changes in financial position for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, and in each case, setting forth comparative figures for the related periods in the prior fiscal year.

(b)	Annual Audit Report. Beginning on the first fiscal year of Tenant in which the AV Rent Commencement Date Occurs, Tenant shall deliver to Landlord an annual report of its financial condition and results of operations, prepared in accordance with GAAP, consistently applied. Such annual report shall be audited by a nationally recognized independent certified public accounting firm. The independent audit shall include the opinion of the independent accounting firm on Tenant’s financial statements. Tenant shall deliver the audited annual report to Landlord within ninety (90) days after the end of each of Tenant’s fiscal years during the Term of this Lease. The report shall include, at a minimum, a balance sheet, a statement of operations, a statement of cash flows, and accompanying notes to the financial statements.

(c)	Annual Operating Report. Beginning with respect to the first full fiscal year of Tenant following the Lease Commencement Date and continuing for each fiscal year of Tenant thereafter, Tenant shall deliver to Landlord an annual operating report within sixty (60) days following the end of Tenant’s fiscal year, which shall include, at a minimum, the following:

(i)	A narrative summary describing completed tenant improvements located on the Premises as of the end of the reporting year, including the general type and operational status of the Data Center Facilities, power generation facilities, and the Nuclear Facility.

(ii)	A description of any material improvements that are under construction on the Premises during the reporting year, including their nature, estimated completion date, and anticipated impact on the operations of the Premises.

(iii)	A summary of all active Subleases or occupancy agreements in effect as of the end of the reporting year. This summary shall include, for each Subtenant, the Subtenant’s name, the approximate square footage or capacity leased, the lease commencement and expiration dates, and the general nature of the Subtenant’s use of the premises. Tenant shall not be required to disclose the specific rental rates or other confidential financial terms of the Subleases.

(iv)	A good-faith projection of Tenant’s total revenues anticipated to be generated from the Premises and the Project, and the projected Rent payments due to Landlord for the upcoming twelve (12) month period following the end of the reporting year. This projection shall be accompanied by a brief narrative outlining the key assumptions underlying the projections. Landlord acknowledges that this projection is an estimate and is not a guarantee of future performance.

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(d)	Required Notices. Tenant shall immediately notify Landlord in writing, but in any event no later than five (5) Business Days, upon the occurrence of any of the following events:

(i)	A Material Suspension Event;

(ii)	Any Bankruptcy Event of Tenant; or

(iii)	A known uncured event of default by any Subtenant, or Tenant’s receipt of a notice of default from any Subtenant.

Article 5
Development of the Project

Section 5.01 Construction of Improvements. Tenant shall, at its sole cost and expense (or at the cost and expense of its Subtenants), be responsible for any and all design and construction of all additions, changes, alterations or improvements to the Premises and/or the Project or the systems and equipment serving the Premises (all such work is referred to collectively herein as the “Work”), which Tenant, in its sole discretion deems necessary or appropriate in connection with the completion of the Project. Tenant has the right, at its sole cost, to design, develop and build all power and other infrastructure necessary in connection with the Project, including, without limitation, interconnection to power, water, data, gas, and access roads. Notwithstanding the foregoing, Tenant shall obtain Landlord’s prior approval, not to be unreasonably withheld or conditioned, regarding Tenant’s selection of any major operators upon the Project, including, without limitation, nuclear and water activities upon the Project, unless such major operator is a nationally-recognized and experienced operator in operating similar data centers, gas generation power facilities, and/or nuclear generation power facilities, as applicable, and in such event, Landlord’s prior approval shall not be required.

All Work shall be performed in a good and workmanlike manner and in accordance with industry practices for the type of work in question. All construction work shall be in compliance with all Applicable Laws, insurance requirements and all issued Permits.

With respect to the Nuclear Facility, Tenant shall, at all times, comply with all Applicable Laws and the rules, regulations, orders, license conditions, and other requirements of the NRC (collectively, the “NRC Requirements”). This includes, without limitation, obtaining and maintaining all necessary construction permits and licenses from the NRC prior to commencing any construction activities related to the Nuclear Facility.

Section 5.02 Notice to Proceed. Tenant shall not cause or permit the Commencement of Construction to occur upon the Premises, with respect to Phase One or otherwise, until Landlord shall have delivered unto Tenant a signed notice to proceed, authorizing Tenant to commence construction activities (the “Notice to Proceed”). Landlord shall promptly deliver a Notice to Proceed unto Tenant upon satisfaction of the following conditions:

(i)	The Lease Commencement Date shall have occurred;

(ii)	Tenant shall have obtained a leasehold title policy of insurance covering the Premises in form and substance reasonably satisfactory to Tenant;

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(iii)	Tenant shall have delivered the ESAs unto Landlord, prepared and delivered in accordance with the requirements of the EIA, and in conformity with ASTM standards;

(iv)	Tenant shall have delivered unto Landlord evidence of builder’s risk insurance and the Payment and Performance Bonds, as required pursuant to this Lease;

(v)	Tenant shall have delivered unto Landlord the executed Letter of Credit;

(vi)	Tenant shall have paid unto Landlord, or deposited into escrow for release unto Landlord upon Commencement of Construction, the remaining $3,000,000 of the Lease Contribution;

(vii)	Tenant shall have delivered unto Landlord the executed Phase One Sublease set forth in this Lease;

(viii)	Tenant shall have prepared at least 95% complete construction drawings for all horizontal and vertical components of Phase One, and delivered unto Landlord a complete development budget, inclusive of all soft costs and hard costs for the design and construction of Phase One, including reasonable contingencies (the “Development Budget”);

(ix)	Tenant shall have delivered unto Landlord evidence sufficient to demonstrate that Tenant has secured full and unconditional funding and financing for Phase One, inclusive of capitalized interest and all capital costs set forth in the Development Budget;

(x)	Tenant shall have retained an independent construction monitor reasonably satisfactory to Landlord, to independently monitor the progress of the design and construction of Phase One in accordance with the final plans. Tenant will cause the construction monitor to deliver monthly progress reports to Landlord;

(xi)	Tenant shall have delivered unto Landlord a certificate of the construction monitor or the engineer of record to the effect that all necessary permits and approvals necessary for the Commencement of Construction of Phase One have been obtained in accordance with all Applicable Laws; and

(xii)	Tenant shall have executed and delivered unto Landlord an estoppel certificate, certifying that Tenant is not in default under this Lease or the Related Agreements, and affirming Tenant’s representations and warranties under this Lease.

In the event Tenant believes that it has satisfied the foregoing requirements and Landlord fails to deliver the Notice to Proceed within ten (10) Business Days after Tenant’s delivery of written notice of the satisfaction of the foregoing requirements, then the Parties shall resolve the dispute pursuant to Article 17 hereof.

Section 5.03 Permits. Tenant shall, at its sole cost, be responsible for (a) applying for all federal, state, and local permits, licenses, and approvals required by applicable laws in connection with all the Work and the operation of the Project (collectively, the “Permits”), (b) negotiating and executing Subleases and other agreements with Subtenants and shall pay for all leasing costs associated therewith, including, without limitation, brokers’ commissions, (c) actively managing the Project, including, without limitation, procuring all vendors for the operation of the Project, including, without limitation, security, maintenance, and tenant services, and causing the Project to apply with all applicable laws, and (d) paying or causing to be paid by its Subtenants for all capital improvement expenditures necessary to maintain and improve the Project. Landlord shall have no responsibility whatsoever to apply for any Permits or obtain any other approvals in connection with the Work or the operation of the Project. However, to the extent permitted by the Constitution and laws of the State, Landlord shall act in good faith and use all reasonable efforts to cooperate, at Tenant’s sole cost, with Tenant’s efforts to obtain any Permits, including, without limitation, executing applications to the extent the signature of the fee simple owner of the Property to such applications is required by applicable Governmental Authorities. To the extent permitted by the Constitution and laws of the State, Landlord shall provide Tenant with any documentation relating to the Property, the Premises or the Project in Landlord’s possession, as may be necessary or convenient for Tenant to obtain such Permits. Without limiting the generality of the foregoing, the Parties further agree as follows:

(a)	Nuclear Permits. Tenant, at its sole expense, shall be responsible for applying for and obtaining all necessary permits and other authorizations for the development, construction, operation and maintenance of all nuclear electric production facilities to be constructed on the Premises, including with the NRC. Landlord shall support Tenant’s efforts to obtain nuclear authorizations. Tenant shall comply with all permit terms and all applicable provisions of the federal codes, regulations, and the rules of the NRC.

(b)	State Regulatory Permits. Tenant, at its sole expense, shall be responsible for applying for and obtaining all necessary permits and other authorizations for the production, transmission, sale and consumption of electricity generated from the Property, including with the Texas Public Utility Commission.

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(c)	Groundwater Permits. Tenant, at its sole expense, shall be responsible for applying for and obtaining all necessary permits and other authorizations to explore, drill for, and produce groundwater on the Premises, including with the PGCD. Landlord shall support Tenant’s efforts to obtain maximum groundwater production authorizations. Tenant shall comply with all permit terms and all applicable provisions of the Texas Water Code and the rules of the PGCD. Landlord makes no warranties or guarantees concerning available groundwater volumes or groundwater quality.

(d)	Industrial Wastewater. Tenant, at its sole expense, shall be responsible for obtaining all necessary permits and other authorizations for the treatment and disposal of industrial wastewater generated by Tenant and the Tenant Responsible Parties, including, but not limited to, industrial waste discharge or disposal permits or registrations required to be obtained from the TCEQ. Such authorizations may include industrial waste discharge permits, underground injection control authorizations, or general permit registrations.

(e)	Domestic Wastewater. Tenant, at its sole expense, shall be responsible for obtaining all necessary permits and other authorizations for the treatment and disposal of domestic wastewater generated by Tenant and the Tenant Responsible Parties, including, but not limited to, industrial waste discharge or disposal permits required to be obtained from the TCEQ. Tenant shall comply with all applicable TCEQ on-site sewage facility regulations including, but not limited to, obtaining all necessary authorizations from TCEQ or any governing authorized agent.

Section 5.04 Safety. Tenant shall conduct the construction of the Improvements in accordance with the safety standards and procedures that would be followed by a reasonable and prudent developer and shall adopt a commercially reasonable project safety plan designed to ensure safe working conditions and practices.

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Section 5.05 Builder’s Risk Insurance. Prior to the commencement of any construction work, and at all times during the construction of the Improvements, Tenant shall obtain, or cause its Subtenants to obtain, “all risk” builder’s risk insurance insuring the interest of Tenant, and its contractors and subcontractors, as their interests may appear, including coverage against fire and extended coverage and physical loss damage including, without duplication of coverage, theft, vandalism, malicious mischief, falsework, and collapse, written on the completed value basis. Coverage shall include materials, supplies and equipment that are specifically intended for installation as part of the Improvements while such materials, supplies and equipment are temporarily located off the Premises for the purpose of repair, adjustment or storage at the risk of one of the insured parties. Such coverage shall also cover temporary buildings and debris removal including demolition occasioned by enforcement of any Applicable Laws, and shall cover reasonable compensation for the services and expenses of Tenant’s design professional and such other professionals required as a result of such insured loss.

Section 5.06 Payment and Performance Bonds. Pursuant to Tex. Gov’t Code § 2252.909, prior to commencing or authorizing the commencement of any construction, alteration, or repair to any improvement to the Premises, Tenant shall deliver unto Landlord: (i) an executed payment bond conforming to Subchapter I, Chapter 53, Tex. Prop. Code and an executed performance bond for the protection of Landlord and conditioned on the faithful performance of the work of the contractor (the “Payment and Performance Bonds”); and (ii) a notice of commencement at least 90 days before the date of Commencement of Construction, and containing the information required in Tex. Gov’t Code § 2252.909(c), including, without limitation, a written acknowledgement from the contractor stating that copies of the Payment and Performance Bonds will be provided to all subcontractors not later than the fifth day after the date a subcontract is executed (the “Required Notice”). Tenant shall cause the Payment and Performance Bonds, together with a memorandum of the applicable construction contract, to be recorded in the Real Property Records. Landlord agrees to waive the 90-day waiting period after receipt of the Required Notice, if Tenant delivers evidence to Landlord that the Payment and Performance Bonds have been properly recorded in the Real Property Records.

Section 5.07 Liens. Tenant’s rights, as well as the rights of any Tenant Responsible Parties, shall always be and remain subordinate, inferior, and junior to Landlord’s fee title, interest, and estate (or other current or future right, title and interest of Landlord) in the Property. Notice is hereby given that Landlord is not and shall not be liable for any labor, services or materials furnished or to be furnished to Tenant, or to anyone holding the Premises or any part thereof through or under Tenant, and that no Lien shall attach to or affect the interest of Landlord (in and to the Property, any other portion of the Premises or personal property or any part thereof). In no event shall Tenant have any power or authority to place, attach or cause to be placed or attached any Lien on or against the interests of Landlord in and to the Property,

Tenant shall release, remove, discharge, bond against or effectively prevent the enforcement or foreclosure of, any Lien arising by reason of any work, labor, services or materials supplied or claimed to have been performed or supplied by Tenant or any Tenant Responsible Party that constitutes a lien, encumbrance, or charge upon the Property or the Premises, or any part thereof.

Notwithstanding the foregoing to the contrary, Landlord agrees that any claim to a lien or encumbrance upon the Premises, arising from any act or omission of a Landlord Responsible Party, shall accrue only against the Property, and not against the Improvements or Tenant’s Property, and shall be subject to this Lease. If any such lien or encumbrance shall be filed against the Improvements or Tenant’s Property as a result of Landlord’s actions, Landlord shall, without cost or expense to Tenant, promptly and within a reasonable time cause such lien or encumbrance to be discharged of record by payment, statutory lien release bond, court order or otherwise as provided by law. Landlord shall not permit any sale, foreclosure or forfeiture of the Premises by reason of nonpayment of a lien caused by Landlord or anyone claiming by or through Landlord. Landlord shall immediately notify Tenant of, and send Tenant a copy of, any notice Landlord receives claiming that Landlord is late or in default regarding any obligation Landlord has to pay money to any lender or third party holding a mortgage or other lien affecting the Premises.

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Section 5.08 Diligence Reports; Property Information. Tenant shall provide to Landlord, without representation or warranty, final copies of all third-party due diligence reports (including any Phase I and Phase II ESAs, geotechnical reports, land surveys, wetland surveys, archeological reports, protected species reports, and land use studies) prepared or obtained by Tenant from time to time throughout the Term, with respect to the Property or the Project (collectively, the “Diligence Reports”), promptly upon Tenant’s receipt of the same. Tenant agrees that any and all Diligence Reports, including any information, data, conclusions, and recommendations contained therein relating to the Property (collectively, the “Site Information”) shall be used by Tenant for the sole purpose of evaluating, planning, designing, developing and constructing the Project, and for no other purpose. Tenant shall not share or disclose the Site Information with any third party other than Tenant’s directors, officers, agents, advisors, auditors, lenders, investors, attorneys, partners, financing sources, employees, and consultants involved in the Project who are responsible for determining the feasibility of the Project and who have agreed to preserve the confidentiality of such information or is otherwise subject to duties of confidentiality.

Section 5.09 Title to Improvements. The Project and its constituent parts (excluding the Property), together with any and all Improvements or other features constructed on, or personal property installed or placed on the Premises by or for Tenant, including, without limitation, machinery, fixtures, trade fixtures, equipment and other personal property (collectively, “Tenant’s Property”) is and shall at all times during the Term be deemed to be the property of Tenant and may be removed at any time at Tenant’s expense during the Term. For the avoidance of doubt and without limiting the foregoing, LANDLORD HEREBY WAIVES ALL RIGHTS (CONSTITUTIONAL, STATUTORY OR OTHERWISE) TO LEVY, DISTRAINT, POSSESSION OR LANDLORD’S LIEN AGAINST TENANT’S PROPERTY, IF ANY, AND SHALL NOT CAUSE THE CREATION OF, OR ATTACHMENT TO, THE IMPROVEMENTS OR TENANT’S PROPERTY OF ANY LIENS (INCLUDING MECHANICS’ AND JUDGMENT LIENS) OR OTHER ENCUMBRANCES.

Section 5.10 Free Trade Zone. If determined by Tenant in its sole discretion, and to the extent permitted by law, Landlord shall collaborate in good faith with Tenant to designate the Project as a free trade zone. Any out-of-pocket expenses incurred by Landlord in connection with such efforts by Landlord shall be reimbursed by Tenant.

Section 5.11 Grants. To the extent permitted by law, Landlord shall collaborate in good faith with Tenant to assist Tenant in applying for and obtaining (or, if applicable, directly apply for and obtain for the benefit of Tenant) any applicable grants from any local, state or federal governmental body relating to the Project. Any out-of-pocket expenses incurred by Landlord in connection with such efforts by Landlord shall be reimbursed by Tenant

Section 5.12 Pre-Existing Environmental Conditions. If Tenant desires to remediate any Pre-Existing Environmental Conditions that is necessary to develop a Data Center Facility, Tenant shall notify Landlord of such remediation, and Landlord agrees to meet with Tenant in good faith and will consider the financial calculus of the potential revenue stream in connection with utilizing Property for a Subtenant that will result in future revenues of Landlord weighted against the cost of assessment, remediation, removal, disposal, treatment, or other work and the proposed AV Rent abatement amount and amortization.

Article 6
TTUS Benefits

Section 6.01 Academic and Research Facilities. Within one year following substantial completion Phase One, Tenant shall sublease to TTUS, at no charge to TTUS, not less than fifteen (15) acres on the Data Center Campus for Landlord’s construction of academic and research facilities at a location reasonably satisfactory to TTUS (the “Texas Tech University System Research Campus”). Tenant shall provide TTUS with access to roads and electric, water, wastewater, and other utilities available on the Premises for such facility. TTUS shall bear all costs of and shall be responsible for designing, constructing, operating and maintaining the Texas Tech University System Research Campus for the benefit of the TTUS Component Institutions.

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Additionally, if Tenant constructs office or meeting facilities on or adjacent to the Data Center Campus, Tenant shall grant TTUS and its Component Institutions reasonable access to common areas, meeting space and conference facilities for academic uses at no cost. The Parties will enter into a facilities use agreement or license agreement in form and substance reasonably acceptable to the Parties, for the shared use of such facilities by TTUS and its guests.

Section 6.02 Data Center Facility. Within one year following substantial completion of Phase One, Tenant shall sublease to TTUS, a parcel of land on the Data Center Campus at no charge to TTUS, for the construction of a standalone 10,000 square foot Data Center Facility with a minimum capacity of 1,500 rack units at a location mutually satisfactory to TTUS and Tenant (the “Texas Tech University System Data Center”). Tenant shall bear the cost of and be responsible for the construction of the Texas Tech University System Data Center. TTUS shall be responsible for the operation and maintenance of the Texas Tech University System Data Center upon the completion thereof.

Section 6.03 Exclusive Collaborative Research. Tenant will work in good faith with TTUS to establish a program for the development and promotion of collaborative research opportunities with TTUS Component Institutions’ faculty and students. Additionally, Tenant will agree, and shall cause its Subtenants to agree, that the TTUS Component Institutions shall be the exclusive research partners for all Texas university sponsored collaborative research projects, and Tenant will not permit any research activity to be conducted on the Premises in collaboration with any other Texas institution of higher education or affiliated foundation without the prior written consent of TTUS.

Section 6.04 TTUS Excellence Fund. Tenant or an affiliated foundation of Tenant will work with Landlord to establish the “TTUS Excellence Fund” to be managed by TTUS to fund scholarships and other excellence programs and initiatives of TTUS and the TTUS Component Institutions. Beginning on the first AV Year, Tenant or an affiliated foundation shall annually fund at least $1,000,000 to the TTUS Excellence Fund for the entire Term of this Lease. Additionally, Tenant shall fund, or shall cause an Affiliate or Subtenant to fund, for each Data Center Facility, as provided below, a one-time donation to the TTUS Excellence Fund in the amount of (i) $2,000,000 per each 100,000 square feet of Data Center Facility space leased to a Subtenant for the first 2,000,000 square feet of Data Center Facility space constructed and leased to a Subtenant on the Project, and, thereafter, (ii) $1,000,000 per each 100,000 square feet of Data Center Facility space constructed and leased to a Subtenant for any additional square feet of Data Center Facility space on the Project; provided, however, such amounts shall accrue, but shall not be payable, until after the forty-second (42nd) month following the AV Rent Commencement Date.

Section 6.05 Workforce Training and Development Program. Tenant shall work in good faith with TTUS to sponsor a program for the establishment of a workforce training and development program for the training, education, development and placement of TTUS Component Institution students in the electric generation, data science, cybersecurity, and artificial intelligence industries. Tenant shall work with its operators and Subtenants to identify internships and job placement opportunities for students and graduates of TTUS Component Institutions.

Section 6.06 Nuclear Power Access. If Tenant completes construction and commissioning of a Nuclear Facility, Tenant agrees, or cause its third-party operator to agree, to supply nuclear power to the Texas Tech University System Research Campus and the Texas Tech University System Data Center “at cost” (inclusive of Tenant’s operating costs). Additionally, to the extent that Tenant becomes a member of either the Southwest Power Pool or the Electric Reliability Council of Texas, or any successor or other electric power market, then Tenant agrees to supply power generated from the Nuclear Facility to any TTUS and TTUS Component Institution facilities and campuses that have access to such wholesale power markets “at cost” (inclusive of Tenant’s operating costs). In such event, the Parties shall enter into one or more power purchase agreements setting forth the terms for the purchase and sale of electricity sourced from the Nuclear Facility in accordance with the terms hereof.

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Section 6.07 Additional TTUS Benefits. The Parties acknowledge that the scope and scale of the benefits to Landlord described in the foregoing Sections 6.01 through 6.06, (collectively, the “TTUS Benefits”) will evolve over the life of the Project. The Parties agree to work collaboratively and in good faith throughout the term of this Lease to accommodate the reasonable requests of Landlord to achieve the TTUS Benefits and other uses and benefits that may hereafter be contemplated by Landlord and reasonably acceptable to Tenant, and that such benefits may be further evidenced in supplemental agreements between the Parties.

Article 7
Reclamation; Sinking Fund

Section 7.01 Reclamation and Decommissioning. Tenant hereby affirmatively covenants and agrees that it shall, at no cost to Landlord, promptly and diligently perform all actions and responsibilities necessary to decommission, dismantle, remove, and remediate all Improvements constructed or placed upon the Premises by Tenant or any Tenant Responsible Party (including, without limitation, all Data Center Facilities, power generation facilities, the Nuclear Facility, transmission lines, and related infrastructure), and to restore the Premises to a condition that is in compliance with all applicable laws, regulations, and Permits and consistent with its obligations under the EIA (the “Reclamation Obligations”). Tenant shall perform all Reclamation Obligations in accordance with good and customary environmental and engineering practices prevailing at the time such Reclamation Obligations are performed with respect to the Premises. The Reclamation Obligations shall include, without limitation, the following:

(a)	General Decommissioning and Removal. Tenant shall, upon the expiration of the useful life of any Improvement or prior to the expiration or earlier termination of this Lease, as applicable, develop and implement a comprehensive plan for the decommissioning, dismantling, and removal of such Improvement in accordance with good and customary environmental and engineering practices. Tenant shall diligently pursue and complete all actions outlined in the plan. Tenant shall provide all reclamation plans to Landlord upon Landlord’s request.

(b)	Nuclear Facility Decommissioning. With respect to the Nuclear Facility, Tenant’s Reclamation Obligations shall specifically include, but not be limited to, the following:

(i)	Compliance with NRC Regulations. Tenant shall, at all times, comply with all applicable rules, regulations, orders, license conditions, and the NRC Requirements. This includes, without limitation, the timely submission of all required decommissioning plans, environmental reports, financial assurance mechanisms, and other documentation.

(ii)	Decommissioning Funding Assurance. Notwithstanding anything in Section 7.03 to the contrary, Tenant shall establish and maintain, in accordance with NRC Regulations, adequate financial assurance in a form acceptable to the NRC and reasonably acceptable to Landlord, to ensure the availability of sufficient funds to complete the decommissioning of the Nuclear Facility. Tenant shall provide Landlord with evidence of such financial assurance and shall ensure that such financial assurance remains in place throughout the Term and until all Reclamation Obligations related to the Nuclear Facility are fully satisfied.

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(iii)	Radiological Decontamination and Remediation. Tenant shall be solely responsible for the complete radiological decontamination and remediation of the Nuclear Facility and the Premises to levels that comply with all applicable NRC Regulations and other applicable environmental laws. This includes the safe removal, transportation, and disposal of all radioactive materials and waste in accordance with all applicable laws and regulations.

(iv)	Spent Fuel Management. Tenant shall be solely responsible for the safe and secure storage, transportation, and ultimate disposal of all spent nuclear fuel generated at the Nuclear Facility in accordance with all applicable federal laws and regulations, including the Nuclear Waste Policy Act, as amended, and any successor legislation. This obligation shall continue beyond the termination of this Lease until such time as all spent fuel is safely and permanently disposed of in a federally approved repository.

(v)	Site Restoration. Following the decommissioning and decontamination of the Nuclear Facility, Tenant shall restore the portion of the Premises occupied by the Nuclear Facility to a condition that is suitable for unrestricted use and in compliance with its obligations under the EIA.

(c)	Other Improvements. With respect to all Improvements other than the Nuclear Facility, Tenant’s Reclamation Obligations shall include, without limitation, the dismantling and removal of all Tenant structures, equipment, foundations, underground utilities, and other improvements, and the filling of any excavations to a condition that is suitable for unrestricted use. Notwithstanding the foregoing, if Landlord so elects, Tenant shall not dismantle the Improvements (or requested portions thereof), and instead leave such Improvements in a neat and safe condition, in compliance with all Applicable Laws, and in an operational condition.

(d)	Environmental Obligations. In addition to Tenant’s other obligations under the EIA and this Lease, Tenant shall, as part of its Reclamation Obligations, perform all necessary environmental assessments, investigations, and remediation activities required by Environmental Laws to address any environmental contamination caused by Tenant’s or any Tenant Responsible Parties’ operations on the Premises, including any contamination resulting from Tenant’s or any Tenant Responsible Party’s construction, operation, or decommissioning of the Nuclear Facility or other power generation and Data Center Facilities. All such remediation shall be performed in accordance with the terms of the EIA and all Environmental Laws.

(e)	Site Restoration. Following the removal of all Improvements and the completion of all environmental remediation, Tenant shall restore the Premises to a substantially level, clean, and environmentally sound condition, suitable for agricultural use, consistent with surrounding properties, in accordance with good and customary environmental and engineering practices prevailing at the time and otherwise consistent with the terms of the EIA. This shall include, without limitation, the removal of all Tenant debris, waste materials, and temporary structures, and the grading and re-vegetation of the Premises in a manner mutually acceptable to the Parties and in compliance with Environmental Laws and all other Applicable Laws.

Section 7.02 Timing of Reclamation. Tenant shall commence the Reclamation Obligations with respect to any Improvement prior to the earlier of (i) the expiration of the useful life of such Improvement, or (ii) (A) with respect to any Nuclear Facility, within sixty (60) months prior to the expiration of the Term of this Lease, and (B) with respect to all other Improvements, within twenty-four (24) months prior to the expiration of the Term of this Lease. Tenant shall diligently pursue and complete all Reclamation Obligations in a manner that minimizes disruption to the Leased Premises and surrounding properties. With respect to the Nuclear Facility, Tenant shall commence decommissioning in accordance with the timelines established by the NRC Regulations. Landlord shall have the right, but not the obligation, to inspect the Premises from time to time to monitor Tenant’s progress in performing the Reclamation Obligations.

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Section 7.03 Sinking Fund.

(a)	Establishment of Sinking Fund. Commencing upon the AV Rent Commencement Date and continuing through the Term, Tenant shall pay $10,000,000 per annum, increasing annually thereafter by 3%, into a fund (the “Sinking Fund”) to be held in a trust account with The Bank of New York Melon Corporation, or, at Tenant’s election, such other comparable national financial institution having at least one hundred billion dollars in total assets (the “Bank”). If, and only if, Tenant constructs a Nuclear Facility on the Premises, Tenant shall pay an additional $9,000,000 (for a total of $19,000,000) annually into the Sinking Fund or such greater amount as may be required by the NRC; provided, however, that, notwithstanding the foregoing, except as otherwise may be required for Tenant to provide necessary funding assurances as described in Section 7.01(b)(ii), the Sinking Fund balance shall not exceed $10,000,000,000 (inclusive of accrued interest).

(b)	Permitted Uses. The Sinking Fund shall be for the benefit of Landlord and shall be used by Tenant, not earlier than the twentieth (20th) full calendar year following the Effective Date, for the cost of any Reclamation work. The Sinking Fund shall be made available to Tenant for the performance of all Reclamation Obligations of Tenant, and Tenant shall have continuous access to the Sinking Fund as needed until the full and complete performance of Tenant’s Reclamation Obligations (the “Reclamation Completion Date”); provided, however, that while any Material Event of Default is in effect, or if the Sinking Fund balance is below $3,000,000,000, Landlord’s prior written approval (not to be unreasonably withheld or conditioned) shall be required for withdrawals from the Sinking Fund. If there are any funds remaining in the Sinking Fund following the Reclamation Completion Date, such funds shall remain in the Sinking Fund for future use in any subsequent Reclamation during the Term. Any funds remaining in the Sinking Fund following the later to occur of (i) the expiration or termination of this Lease and (ii) final Reclamation of the Project, shall be returned to Tenant.

Notwithstanding any of the foregoing to the contrary, the Sinking Fund shall also be made available to Tenant, for the benefit of Landlord, at any time for (i) the full payment and performance of Tenant’s indemnity obligations under this Lease and under the EIA, (ii) the performance of Tenant’s obligations to restore the Premises to its original condition or rebuild the Improvements following a casualty event described in Article 10, and (iii) Tenant’s restoration obligations upon the early termination of this Lease for any reason, including, without limitation, a Casualty Termination Event.

(c)	Sinking Fund Custody Agreement. Prior to the AV Rent Commencement Date, Tenant shall prepare a trust agreement or custody agreement with the Bank, for the review and approval of Landlord (not to be unreasonably withheld or conditioned), setting forth the terms and conditions with respect to the custody and administration of the Sinking Fund (the “Sinking Fund Custody Agreement”) The Sinking Fund Custody Agreement will provide appropriate provisions for the protection of the Sinking Fund against liquidation or consolidation in the event of a Bankruptcy Event of Tenant or any Affiliate of Tenant, and shall recognize Landlord as a secured party and third-party beneficiary. The Sinking Fund Custody Agreement shall also provide that if this Lease shall expire or be terminated in accordance with the terms of this Lease, any funds remaining in the Sinking Fund shall not be released to Tenant, and amounts on deposit in the Sinking Fund shall be used to (i) pay any outstanding Claims, damages, or Additional Rent due to Landlord, and (ii) satisfy Tenant’s restoration obligations, as so directed by Landlord. Following payment of amounts owed to Landlord the complete restoration of the Premises to Landlord’s reasonable satisfaction, any amounts remaining in the Sinking Fund shall be released to Tenant.

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Article 8
Indemnification

TENANT SHALL INDEMNIFY, PROTECT, SAVE AND KEEP HARMLESS LANDLORD, ITS SUCCESSORS AND ASSIGNS, THE UNIVERSITY, TTUS, AND THEIR RESPECTIVE REGENTS, OFFICIALS, OFFICERS, DIRECTORS, PARTNERS, SHAREHOLDERS, TRUSTEES, EMPLOYEES, AGENTS, REPRESENTATIVES, ATTORNEYS, AND AFFILIATES (EACH AN “INDEMNITEE”), FROM AND AGAINST, ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, ACTIONS, SUITS, JUDGMENTS, COSTS AND EXPENSES, INCLUDING, WITHOUT LIMITATION, ACTUAL OUT-OF-POCKET COSTS AND EXPENSES AND REASONABLE OUT-OF-POCKET LEGAL FEES (COLLECTIVELY, “CLAIMS”), OF WHATSOEVER KIND AND NATURE, IMPOSED ON, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE BY A THIRD PARTY, IN ANY WAY ARISING OUT OF:

(i)	TENANT’S FAILURE TO PERFORM ITS OBLIGATIONS UNDER, OR ANY BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT BY TENANT (OR BY ANY AGENT, CONTRACTOR, SUBTENANT OR LICENSEE THEN UPON OR USING THE PREMISES) UNDER, THIS LEASE OR THE RELATED AGREEMENTS;

(ii)	THE USE, NON-USE, OCCUPATION, CONDITION, OPERATION, MAINTENANCE OR MANAGEMENT OF THE PREMISES OR ANY PART THEREOF;

(iii)	ANY NEGLIGENT ACT OR OMISSION ON THE PART OF TENANT OR ANY OF ITS SUBTENANTS, AGENTS, CONTRACTORS, SERVANTS, EMPLOYEES, SPACE TENANTS, SUBTENANTS, LICENSEES OR INVITEES;

(iv)	ANY FAILURE BY TENANT TO PERFORM ANY OF THE AGREEMENTS, TERMS, COVENANTS OR CONDITIONS OF THIS LEASE OR THE RELATED AGREEMENTS;

(v)	ANY FAILURE BY TENANT TO COMPLY WITH ANY STATUTES, ORDINANCES, REGULATIONS OR ORDERS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY RELATING TO THE USE AND OCCUPANCY OF THE PREMISES OR OPERATION OF THE PROJECT;

(vi)	ANY ACCIDENT, DEATH OR PERSONAL INJURY, DAMAGE TO PERSON OR PROPERTY, OR LOSS OR THEFT OF PROPERTY, WHICH SHALL OCCUR IN, ON, UNDER OR ABOUT THE PREMISES, EXCEPT TO THE EXTENT THE SAME MAY BE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT WRONGDOING OF LANDLORD, ITS EMPLOYEES OR AGENTS; OR

(vii)	ALL CONSTRUCTION AND ANY CHANGES, ALTERATIONS AND REPAIRS IN, ON OR ABOUT THE PREMISES OR ANY PART THEREOF;

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(viii)	THE CONDITION OF THE PREMISES, ANY BUILDINGS OR OTHER STRUCTURES NOW OR HEREAFTER SITUATED THEREON, OR THE FIXTURES OR PERSONAL PROPERTY THEREON OR THEREIN; PROVIDED, HOWEVER, THAT TENANT SHALL HAVE NO OBLIGATION TO INDEMNIFY, AND IS HEREBY RELEASED FROM ANY LIABILITY TO, LANDLORD FOR ANY CLAIMS ARISING FROM THE PRESENCE OR MIGRATION OF PRE-EXISTING ENVIRONMENTAL CONDITIONS, EXCEPT TO THE EXTENT EXACERBATED BY TENANT OR ITS AGENTS; OR

(ix)	PERFORMANCE OF ANY LABOR OR SERVICES OR THE FURNISHING OF ANY MATERIALS OR OTHER PROPERTY IN RESPECT OF THE PREMISES OR ANY PART THEREOF, INCLUDING, WITHOUT LIMITATION, ANY LOSS OR DAMAGE WHICH ANY INDEMNITEE MAY SUSTAIN BY REASON OF ANY STRIKE, LOCKOUT OR OTHER LABOR DISTURBANCE, OR CIVIL COMMOTION AFFECTING THE PREMISES, TENANT OR ANY OTHER SUBTENANT; OR

(x)	TENANT’S FAILURE TO PERFORM THE RECLAMATION OBLIGATIONS IN ACCORDANCE WITH THE TERMS OF THIS LEASE AND ALL APPLICABLE LAWS.

THE INDEMNIFICATION PROVIDED BY TENANT IN FAVOR OF THE INDEMNITEES PURSUANT TO THIS ARTICLE 8 SHALL COVER ALL SUCH MATTERS EVEN IF CAUSED IN WHOLE OR IN PART BY THE ORDINARY NEGLIGENCE OF ANY OF THE INDEMNITEES, BUT NOT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SUCH INDEMNITEES. IF TENANT AND LANDLORD ARE FOUND JOINTLY LIABLE BY A COURT OF COMPETENT JURISDICTION, LIABILITY WILL BE APPORTIONED COMPARATIVELY IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT WAIVING ANY SOVEREIGN IMMUNITY AVAILABLE TO LANDLORD UNDER TEXAS LAW AND WITHOUT WAIVING ANY DEFENSES OF THE PARTIES UNDER TEXAS LAW.

The provisions of this Article 8 shall survive the expiration or earlier termination of this Lease.

Article 9
Environmental Matters

Section 9.01 Environmental Indemnity Agreement. The obligations and agreements of Tenant concerning environmental matters, including, without limitation, compliance with Environmental Laws, remediation of Hazardous Substances, and indemnification for Environmental Conditions are comprehensively set forth in the Environmental Indemnity Agreement between the Parties entered into concurrently with this Lease (the “EIA”). The EIA shall survive the expiration or earlier termination of this Lease with respect to any environmental obligations or liabilities, actual or contingent, which have arisen on or prior to such expiration or termination of this Lease. In the event of a conflict between this Lease and the EIA, the terms of the EIA shall control.

Section 9.02 Compliance with Environmental Laws. Without limiting any of Tenant’s obligations contained in the EIA, Tenant shall strictly comply, and shall cause all Tenant Responsible Parties to strictly comply, with all applicable Environmental Laws relating to the Premises and the Project, including obtaining and maintaining all required environmental permits, licenses, or approvals at Tenant’s sole cost or expense. Tenant shall ensure that all Subtenants execute Subleases requiring Subtenants to strictly comply with the terms of this Article 9 and the EIA. This requirement shall apply to all Subtenants whose operations involve, or could reasonably be expected to involve, the use, storage, generation, or disposal of Hazardous Substances. Upon Landlord’s request, Tenant shall provide copies of all final environmental permits, licenses, reports, and correspondence with governmental authorities, evidencing compliance with this Article 9 and the EIA. With respect to any Sublease in which Landlord or an Affiliate of Landlord is the subtenant, Landlord or such Affiliate of Landlord shall ensure that such entity shall strictly comply with Environmental Laws.

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Section 9.03 Notice to Landlord. Tenant shall promptly notify Landlord in writing following Tenant’s discovery of: (i) any release of a Hazardous Substance on, from, or affecting the Premises; (ii) any violation or alleged violation of Environmental Laws or the NRC Requirements; or (iii) any investigation, inquiry, notice, or enforcement action by a Governmental Authority relating to Environmental Conditions or compliance with Environmental Laws or the NRC Requirements. Landlord shall promptly notify Tenant in writing following Landlord’s receipt of notice of: (i) any release of a Hazardous Substance on, from, or affecting the Premises; (ii) any violation or alleged violation of Environmental Laws or the NRC Requirements; or (iii) any investigation, inquiry, notice, or enforcement action by a Governmental Authority relating to Environmental Conditions or compliance with Environmental Laws or the NRC Requirements.

Section 9.04 Pre-Existing Environmental Conditions. Landlord shall not enjoin Tenant, Subtenants, or any Tenant Responsible Parties, from any environmental action relating to any Pre-Existing Environmental Condition.

Article 10
Damage or Destruction of the Premises

(a) If the Premises shall be damaged or destroyed, Tenant shall be responsible for all costs to rebuild. There shall be no reduction or abatement of Rent as a result of such casualty. Tenant shall promptly (i) take such action as required by Applicable Laws with respect thereto and promptly raze such damaged Improvements and remove all debris within the Premises resulting from such casualty and take such action as is necessary to place the Premises in a neat and safe condition, or (ii) commence the repair, reconstruction and restoration of the Project to substantially the condition existing prior to said damage or destruction and prosecute the same diligently to completion, subject to Force Majeure Events, and/or (iii) terminate this Lease upon written notice thereof to Landlord, as provided in Section 10(b) below; provided that, if elected, Tenant shall have a reasonable time before commencing such repair, reconstruction or restoration to settle any applicable insurance claims and secure any financing reasonably necessary to fund such repair, reconstruction or restoration; provided further that, if such rights exist under the applicable terms of Tenant’s Mortgage, the Mortgagee shall be entitled to (A) receive insurance proceeds and disburse them to Tenant for the repair or restoration of the Premises in accordance with the terms thereof, or (B) apply the insurance proceeds to pay down such financing, in which case Tenant shall not be required to repair or restore the Improvements in such event, so long as Tenant establishes the security and puts the Premises in good order, as follows: (x) Tenant shall promptly re-affirm in writing to Landlord its ongoing obligations under this Lease (including, without limitation, the obligation to continue to pay all Rent under this Lease); and (y) Tenant shall, at Tenant’s expense, promptly either raze the damaged Improvements or otherwise bring the damaged Improvements and the Premises to a neat and safe condition and in compliance with Applicable Laws.

(b) If, at the time of such casualty, there remains less than fifty (50) years of the Term, then in such event, Tenant shall have the option to terminate this Lease by written notice given to Landlord within sixty (60) days after the casualty. Any termination pursuant to this option shall become effective thirty (30) days after receipt by Landlord of notice thereof (provided, however, that Tenant’s Reclamation Obligations shall survive such termination), and the Mortgagee shall terminate or discharge of record the Mortgage (or agrees in writing to do so). In the event Tenant elects to terminate this Lease under the circumstances described above, Landlord shall repay to Tenant any Rent or other sums paid in advance and not earned or accrued as of the effective date of such termination, and Tenant shall raze such Improvements and restore the Premises to a neat and safe condition and in compliance with Applicable Laws. Thereafter, any remaining insurance proceeds arising from such casualty shall be paid to Tenant.

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(c) If within three hundred sixty-five (365) days after the date of such casualty, Tenant fails to either (i) commence the repair or restoration of the Improvements and prosecute the same diligently to completion, or (ii) commence to raze the damaged Improvements or otherwise bring the damaged Improvements and the Premises to a neat and safe condition and in compliance with Applicable Laws (each a “Casualty Termination Event”), Landlord shall, without waiving any Event of Default, be entitled to terminate this Lease by giving written notice thereof to Tenant; provided, however, that (i) Tenant’s obligation to raze such damaged Improvements and restore the Premises to a neat and safe condition and in compliance with Applicable Laws shall survive such termination, and (ii) any insurance proceeds arising from such casualty shall be deposited in escrow for the payment of Tenant’s cost of performing its such restoration obligations. Upon such termination, the Parties shall execute a recordable memorandum evidencing the termination of this Lease.

Article 11
Defaults and Remedies

Section 11.01 Tenant’s Defaults. The occurrence of any of the following shall constitute an event of default “Event of Default” by Tenant under this Lease:

(a)	Subject to Section 11.02(e), if Tenant shall fail to pay Rent to Landlord when the same is due and payable under the terms of this Lease and such failure shall continue for a period of thirty (30) days after written notice thereof has been given to Tenant by Landlord;

(b)	Tenant shall fail to perform any other duty or obligation imposed upon it by this Lease and such failure shall continue for a period of sixty (60) days after written notice thereof has been given to Tenant by Landlord, unless such default cannot be reasonably remedied within sixty (60) days after receipt of Landlord’s notice, in which event Tenant shall have such additional time as may be reasonably necessary to remedy such default so long as Tenant commences such cure within sixty (60) days after receipt of written notice and diligently and in good faith prosecutes same to completion;

(c)	Tenant shall have caused or permitted the Commencement of Construction on the Property prior to obtaining a Notice to Proceed from Landlord;

(d)	After having entered into the Phase One Sublease and obtained a Notice to Proceed, Tenant shall have failed to commence construction of Phase One within one hundred twenty (120) days or shall have suspended construction of Phase One for a period of one hundred twenty (120) days (or such longer period of time to the extent that such suspension is also caused by Force Majeure Events), in each case due to a loss of financing needed for the substantial completion of Phase One or a material event of default on the part of Tenant under its financing documents for Phase One (a “Material Suspension Event”), and upon receipt of written notice from Landlord, Tenant shall have thereafter failed to (i) cure any such loan default or replace the lost financing by rebalancing the loan or securing an additional source of funds necessary to achieve substantial completion of Phase One, and (ii) re-commence construction, each within sixty (60) days following receipt of such notice;

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(e)	A Bankruptcy Event shall have occurred with respect to Tenant;

(f)	The occurrence of any assignment or Key Person Change of Control in violation of the express terms of this Lease;

(g)	Any material license or permits required by Applicable Laws for Tenant is cancelled, suspended, reduced to provisional or temporary, or otherwise invalidated, or license revocation or decertification proceedings are commenced against Tenant and Tenant shall not have reinstated such material license or permits required by Applicable Laws within the grace period allowed by Applicable Laws, subject to any stay or tolling of such grace period or other contest thereof, but only if such cancellation, suspension, reduction-revocation, or decertification would prevent Tenant from carrying on its operation of the Project and performing its obligations under this Lease;

(h)	The failure of Tenant to pay Taxes in accordance with Section 4.01 above within thirty (30) days after written notice from Landlord to Tenant, which if unpaid will result in a lien on Landlord’s interest in the Property, but subject in all events to any right of Tenant to contest such Taxes pursuant to the terms of this Lease;

(i)	The failure of Tenant to maintain the insurance coverages required hereunder for a period of thirty (30) days after written notice from Landlord to Tenant;

(j)	The failure of Tenant to comply with Article 9 or the EIA in any material respect, but only to the extent the Hazardous Substances giving rise to liability under the Environmental Laws were introduced to the Premises as a result of Tenant’s gross negligence or willful misconduct; and

(k)	The creation of any lien or other encumbrance on Landlord’s fee interest in the Premises, created by, through or under Tenant, that is not dismissed, discharged, or bonded off within thirty (30) days after written notice thereof from Landlord.

Section 11.02 Landlord’s Remedies.

(a)	Legal Remedies. Upon the occurrence and during the continuance of an Event of Default, Landlord shall have the right to file and prosecute (i) an action and/or proceeding for specific performance of Tenant’s duties and obligations under this Lease and/or (ii) an action and/or proceeding for an award or money judgment against Tenant;

(b)	Additional Rent for Unpaid Amounts. At Landlord’s option, any payment required to be made by Tenant to Landlord under the provisions of this Lease and not made by Tenant when and as due shall thereupon be deemed to be due and payable by Tenant to Landlord with interest thereon at the Delinquent Rate from the date when the particular amount became due to the date of payment thereof to Landlord.

(c)	Termination for Material Default. Subject to Section 11.02(e), upon the occurrence of (i) any Event of Default described Section 11.01(c), (d), (e) or (f), above, or (ii) any other monetary Event of Default resulting in Claims or unpaid amounts to Landlord in excess of (A) $3,000,000 prior to Landlord’s delivery of a Notice to Proceed, or (B) $10,000,000 following Landlord’s delivery of a Notice to Proceed (each a “Material Event of Default”), then upon written notice to Tenant, but subject to any additional cure rights of a Mortgagee pursuant to Section 15.02 hereof or any then-outstanding recognition and nondisturbance agreement entered into by Landlord, Landlord may, without waiving any other remedies available to Landlord, terminate Tenant’s right to possession of the Premises and terminate this Lease, in which case Tenant shall immediately surrender possession of the Premises to Landlord. If Landlord elects this remedy, Tenant shall remain liable for all amounts due pursuant to the terms of this Lease through the date the Lease is terminated (but not for amounts due or obligations after the date the Lease is terminated). Upon such termination of this Lease by Landlord, the Improvements on the Premises owned by Tenant shall become the property of Landlord at no cost to Landlord, free and clear of all liens, leases, and encumbrances, in good condition, subject only to reasonable wear and tear, except that Tenant may remove from the Premises any of Tenant’s personal property that is removable and neither affixed to the Premises nor would damage the Premises.

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(d)	Self-Help. Landlord, without additional notice, may cure any Event of Default on the part of Tenant at Tenant’s expense, and Tenant shall promptly reimburse Landlord for all actual costs and expenses incurred by Landlord in curing such Event of Default, including, without limitation, reasonable attorney’s fees, plus interest at the Delinquent Rate from the date incurred until such costs and expenses are fully reimbursed to Landlord. Notwithstanding the foregoing, with respect to any entry in connection with environmental matters, the terms of the EIA shall control.

(e)	Limitation on Remedies for Disputed Revenue Rent. Notwithstanding anything contained in this Lease to the contrary, in the event of a dispute between the Parties with respect to the calculation or payment of Revenue Rent owed to Landlord under this Lease, Tenant shall not be considered to be in default for any nonpayment of disputed Revenue Rent (provided Tenant has paid the portion thereof that is not in dispute), and Landlord shall not pursue any remedies against Tenant for failure to pay the disputed portion of any such Revenue Rent until after the Parties shall have submitted the dispute to the dispute resolution procedures described in Article 17 hereof (but only up to and including mediation). If (i) the dispute is not resolved to the satisfaction of both Parties pursuant to the dispute resolution procedures described in the immediately preceding sentence, or (ii) Tenant fails to continually participate and cooperate with Landlord in the dispute resolution process, then Landlord shall have the right to declare an Event of Default with respect to any disputed Revenue Rent and exercise any remedies available to Landlord with respect thereto.

Section 11.03 Landlord’s Defaults. Landlord shall not be deemed to be in default in the performance of any obligation required to be performed by Landlord hereunder unless and until it has failed to perform such obligation within thirty (30) days after written notice thereof from Tenant to Landlord; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed to be in default if it shall commence such performance within such thirty (30)-day period and thereafter diligently prosecutes the same to completion.

Section 11.04 Tenant’s Remedies.

Upon the occurrence and during the continuance of a default by Landlord, Tenant shall have the right to file and prosecute (i) an action and/or proceeding for injunctive relief and/or specific performance of Landlord’s duties and obligations under this Lease and/or (ii) an action and/or proceeding for an award or money judgment against Landlord.

Section 11.05 Mitigation of Damages. Notwithstanding the foregoing, the non-defaulting party shall take commercially reasonable measures to mitigate damages resulting from any Event of Default.

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Article 12
Early Termination Events

Section 12.01 Early Termination by Landlord. In addition to Landlord’s rights to terminate this Lease due to an Event of Default as described in Article 11 above, this Lease may be terminated by Landlord prior to the expiration of the Term by delivering written notice to Tenant upon the occurrence of the following:

(a)	Tenant shall have (i) caused a memorandum of this Lease to be recorded prior to the Lease Commencement Date, or (ii) pledged or otherwise granted a security interest or mortgage in this Lease prior to the Lease Commencement Date;

(b)	The Phase One Term Sheet shall not have been delivered to Landlord on or before December 31, 2025, or if the Existing Leases shall not have been terminated by October 1, 2025, ninety (90) days following the termination of the Existing Leases; or

(c)	Tenant shall have failed to obtain a Notice to Proceed from Landlord on or before December 31, 2026.

Landlord shall be entitled to exercise its rights to terminate this Lease under this Section 12.01 regardless of force majeure or any acts or omissions of either Party that may have contributed to delays. Upon such termination, the Parties shall execute a recordable memorandum evidencing the termination of this Lease.

Section 12.02 Partial Termination by Landlord. Landlord shall have the right and option, in its sole discretion, to partially terminate this Lease as to any undeveloped portion of the Property at any time following the expiration of the fifteenth (15th) Lease Year, by giving written notice to Tenant, whereupon the Parties will agree to amend this Lease to memorialize the removal of such undeveloped parcels. In no event shall the partial termination of this Lease pursuant to this Section 12.02 reduce any amount of Rent due to Landlord hereunder.

Section 12.03 Early Termination by Tenant.

(a) If prior to the Commencement of Construction, Tenant determines that development of the Project on the Property is no longer feasible, in its sole and absolute discretion, Tenant shall have the right, to terminate this Lease in its entirety by giving written notice to Landlord and delivering unto Landlord an early termination fee equal to $3,000,000; provided, however, that Tenant shall not be required to pay such early termination fee if Tenant terminates this Lease due to Tenant’s inability to obtain any required Permits or if such Permits are suspended or terminated due to no fault of Tenant;

(b) At any time during the Term, Tenant shall have the right to terminate this Lease by giving written notice to Landlord if (i) the Groundwater Lease is terminated by Landlord; (ii) the PGCD denies Tenant’s application for the necessary permits or other authorizations to explore, drill for, and produce groundwater on the Property, or PGCD rescinds any of Tenant’s such necessary permits or other authorizations; or (iii) Tenant’s use and enjoyment of the Groundwater Rights is materially impacted, not due to any intentional or negligent act of Tenant.

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(c) Upon any such termination, the Parties shall execute a recordable memorandum evidencing the termination of this Lease.

Section 12.04 Partial Termination by Tenant. If at any time during the Term, Tenant determines that those two portions of the Property identified on Exhibit A-1 attached hereto as the “Partial Termination Parcels” is no longer feasible, in its sole discretion, due to the presence of Pre-Existing Environmental Conditions, then Tenant may partially terminate this Lease as to either or both such Partial Termination Parcels by giving written notice to Landlord, whereupon the Parties will agree to amend this Lease to memorialize the removal of such Partial Termination Parcels. In no event shall the partial termination of this Lease pursuant to this Section 12.04 reduce any amount of Rent due to Landlord hereunder.

Article 13
Surrender of Premises

Section 13.01 Surrender of Premises; Title to Improvements. At the expiration of this Lease or sooner termination of this Lease, Tenant shall immediately surrender the Premises to Landlord in compliance with all Applicable Laws. Upon such termination or expiration of this Lease, the Improvements on the Premises shall become the property of Landlord at no cost to Landlord, free and clear of all liens, leases, and encumbrances, in good condition, subject only to reasonable wear and tear, except that Tenant may remove from the Premises any of Tenant’s personal property that is removable and neither affixed to the Premises nor would damage the Premises.

Section 13.02 Surviving Obligations. In addition to all other terms and provisions of this Lease that shall survive the expiration or earlier termination of this Lease, Tenant’s Reclamation Obligations shall expressly survive termination of this Lease until such time as all Reclamation Obligations shall have been fully and satisfactorily performed, as reasonably determined by Landlord and confirmed by all applicable Governmental Authorities. If this Lease shall have expired or be sooner terminated, and at the time of such termination, (i) Tenant shall have failed to perform its Reclamation Obligations, (ii) the Improvements are partially completed, or (iii) following a casualty event described in Article 10, Tenant shall have failed to raze any damaged or partially completed Improvements located on the Premises or otherwise bring the damaged Improvements and the Premises to a neat and safe condition and in compliance with Applicable Laws, then Landlord shall be entitled either to (A) without waiving any indemnity Claims against Tenant, perform all or any portion of the Reclamation Obligations and to raze any partially constructed Improvements or otherwise bring any damaged Improvements and the Premises to a neat and safe condition and in compliance with Applicable Laws, and to recover the reasonable costs thereof (including, without limitation, legal fees and expenses) from Tenant, or (B) take any legal action that Landlord reasonably determines to be necessary to compel Tenant, at Tenant’s sole cost and expense, to complete the Reclamation Obligations, or to otherwise raze any partially constructed Improvements or otherwise bring any damaged Improvements and the Premises to a neat and safe condition and in compliance with Applicable Laws. If Landlord determines to self-perform Tenant’s obligations as provided herein, then notwithstanding anything in this Lease to the contrary, the Sinking Fund and any casualty proceeds specifically allocable to the cost of performing the Reclamation Obligations or other restoration obligations of Tenant shall be paid to Landlord.

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Article 14
Eminent Domain

If all or substantially all of the Premises or portion thereof critical to Tenant’s operations thereon shall be condemned or taken for any public or quasi-public use or purpose, under any statute or by right of eminent domain, or by private purchase in lieu thereof (provided that Landlord agrees it will use best efforts to not consent to any such taking if it is within Landlord’s power to do so), then in that event, Tenant shall have the right to terminate this Lease, and the Term of the Lease shall cease and terminate from the date of title vesting in such proceeding or purchase and Tenant shall be entitled to the portion of the condemnation award and/or proceeds attributable to the value of the Improvements and the Leasehold Estate, and Landlord shall be entitled to the portion of the condemnation award and/or proceeds attributable to the value of the Property (excluding the Improvements) and loss of its reversionary interest in the Improvements. In the event only a portion of the Premises shall be so taken, other than a portion thereof critical to Tenant’s operations thereon, this Lease shall not terminate and, provided the Mortgage is then in effect, the condemnation award and/or proceeds to which Landlord and/or Tenant are entitled shall be paid to Tenant, except the award for the market value of the Property, which shall be paid to Landlord. In connection with any such taking, Base Rent shall be recalculated in accordance with Section 2 of this Lease.

Tenant shall have the right to claim and recover from the condemning authority such compensation as may be awarded or recoverable by Tenant in its own right including, without limitation, on account of any and all damages to Tenant’s improvements, equipment, property, furniture, fixtures, leasehold improvements, relocation costs and the fair market value of its business, but only so long as Tenant’s pursuit of such compensation does not impair or otherwise diminish the portion of the condemnation award and/or proceeds attributable to the value of the Property (excluding the Improvements) and loss of its reversionary interest in the Improvements.

If any Mortgage requires that any part of Landlord’s and/or Tenant’s compensation awarded be paid to the Mortgagee, then it shall be so paid and applied in accordance with the terms of the Mortgage, except for the award for the market value of the Property, which shall be paid to Landlord.

Notwithstanding anything to the contrary contained herein, Landlord agrees to notify Tenant in writing promptly when Landlord is notified of a condemnation action for, or if Landlord intends to sell (notwithstanding using its best efforts to not agree to a condemnation) in lieu of condemnation, all or any portion of the Premises. Tenant shall have the right but not the obligation to participate in any proceedings and settlement discussions and negotiations thereof with respect to a taking; provided, however, nothing in this Lease shall be construed to prevent or restrict Landlord from voluntarily entering into any binding agreement or settlement related to Landlord’s award for the market value of the Property without the prior consent of Tenant.

Article 15
Mortgaging the Leasehold

Section 15.01 Right to Mortgage. Tenant shall have the right from time to time, without the consent of Landlord, to hypothecate, mortgage, grant or pledge its right, title or interest under this Lease and/or its interest in any Improvements at the Premises to any party (as such mortgage may be amended, modified, replaced and/or assigned from time to time, a “Mortgage”). Any Subtenant shall have the right from time to time, without the consent of Landlord, to hypothecate, mortgage, grant or pledge its right, title or interest under its Sublease and/or its interest in any improvements installed at the Premises by such Subtenant to any party (as such mortgage may be amended, modified, replaced and/or assigned from time to time, a “Sublease Mortgage”). If Tenant shall so mortgage and encumber Tenant’s interest in this Lease and/or in any Improvements at the Premises, the holder of such Mortgage (the “Mortgagee”) shall give Landlord prompt notice of such Mortgage, together with the name and address of such Mortgagee, which notice shall be a condition precedent to such Mortgagee having the rights set forth in this Article 15. If Subtenant shall so mortgage and encumber Subtenant’s interest in its Sublease and/or in any improvements installed at the Premises by such Subtenant, the holder of such mortgage (the “Sublease Mortgagee”) shall give Landlord prompt notice of such Sublease Mortgage, together with the name and address of such Sublease Mortgagee, which notice shall be a condition precedent to such Sublessee Mortgagee having the rights set forth in this Article 15. As used in this Lease, the term “Mortgagee” or “Sublease Mortgagee”, as applicable, includes any financial institution or other person or entity that from time to time provides financing or capital to Tenant or a Subtenant secured by some or all of the Improvements or the Premises and/or the Leasehold Estate, and their respective successors and assigns; provided, however, in connection with any such Mortgage or Sublease Mortgage, as applicable, that is syndicated, securitized, or structured as a participation arrangement or any other structure with multiple holders or beneficial owners of the indebtedness secured by such Mortgage or Sublease Mortgage, as applicable, the “Mortgagee” or “Sublease Mortgagee”, as applicable, shall mean the agent, security agent, collateral agent, indenture trustee, or loan trustee, as applicable, provided that any loan participant or participating or syndicated lenders or any other beneficial owner or holder involved, in whole or in part in such financing, shall be treated in their capacity as a participant or lender, as applicable, and shall not have the rights granted to a Mortgagee or a Sublease Mortgagee under this Article 15.

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Section 15.02 Additional Cure Rights of Mortgagees and Sublease Mortgagees. After receipt of the foregoing, Landlord shall give to such Mortgagee or Sublease Mortgagee, as applicable, at the address of such Mortgagee or Sublease Mortgagee, as applicable, set forth in such notice, and otherwise in the manner provided by Section 18.01 below, a copy of each notice of default and other notice at the same time as, and whenever, any such notice of default or other notice shall thereafter be given by Landlord to Tenant or Subtenant, as applicable, and no such notice of default by Landlord shall be deemed to have been duly given to Tenant or Subtenant, as applicable, unless and until a copy thereof shall have been so given to Mortgagee or Sublease Mortgagee, as applicable. Any Mortgagee (i) shall thereupon, in addition to the cure rights of Tenant upon the occurrence of an Event of Default, have a period of thirty (30) days more than given to Tenant in each instance in the case of a default in the payment of rent and sixty (60) days more than given to Tenant in each instance in the case of any other default, for remedying the default or causing the same to be remedied, provided, however, if any non-rent default is not capable of remedy by Mortgagee within such sixty (60) day period, Mortgagee shall have such sixty (60) day period to commence curing the default and such greater period of time as is necessary to complete same with due diligence, and (ii) shall, within such periods and otherwise as herein provided, have the right to remedy such default or cause the same to be remedied. Landlord shall accept performance by a Mortgagee of any covenant, condition or agreement on Tenant’s part to be performed hereunder with the same force and effect as though performed by Tenant. Landlord expressly consents to such substitution, agrees to accept such performance, and authorizes any Mortgagee (and its employees, agents, representatives or contractors) to enter upon the Premises to complete such performance with all the rights, privileges and obligations of the original Tenant hereunder. Landlord shall not terminate this Lease prior to expiration of the cure periods available to a Mortgagee as set forth above.

Landlord further agrees that any Sublease Mortgagee shall have the same additional cure periods as a Mortgagee as set forth above to remedy such default or cause the same to be remedied. Landlord shall accept performance by such Sublease Mortgagee of any such covenant, condition or agreement on Tenant’s part to be performed hereunder with the same force and effect as though performed by Tenant. Landlord expressly consents to such substitution, agrees to accept such performance, and authorizes such Sublease Mortgagee (and its employees, agents, representatives or contractors) to enter upon the Premises to complete such performance with all the rights, privileges and obligations of the original Tenant hereunder. Landlord shall not terminate this Lease prior to expiration of the cure periods available to any such Sublease Mortgagee as set forth above.

Section 15.03 Foreclosure and Assignment by Mortgagee. A Mortgagee shall have the absolute right, without the consent of Landlord, to: (a) assign its lien and security interest under a Mortgage; (b) enforce its lien and acquire title to the Leasehold Estate by any lawful means; (c) take possession of and operate the Premises and Improvements or any portion thereof and perform all obligations to be performed by Tenant hereunder, or to cause a receiver to be appointed to do so; and/or (d) acquire the Leasehold Estate by foreclosure or by an assignment in lieu of foreclosure and thereafter assign or transfer the Leasehold Estate to a third party. Landlord’s consent shall not be required for the acquisition of the encumbered Leasehold Estate by a third party who acquires the same by foreclosure or assignment in lieu of foreclosure so long as such transferee meets the requirements of an assignee as set forth in Section 4.11 hereof. Nothing herein shall be construed to extend this Lease beyond the Term or to require a Mortgagee to continue foreclosure proceedings under its Mortgage after the default under such Mortgage has been cured. If the default is cured and the Mortgagee discontinues foreclosure proceedings, this Lease shall continue in full force and effect. Notwithstanding anything in this Lease to the contrary, if a Mortgagee becomes the owner of the Tenant’s interest hereunder or under a New Lease as described in Section 15.03 below, (1) such Mortgagee shall be liable to the Landlord for the obligations of Tenant hereunder only to the extent such obligations arise during the period that such Mortgagee is the owner of the Leasehold Estate under this Lease, and (2) in no event will Mortgagee have personal liability under this Lease or such New Lease greater than Mortgagee’s interest in this Lease or such New Lease, and the Landlord will have no recourse against Mortgagee’s assets other than its interest herein; provided, however, that the foregoing will not limit Landlord’s rights set forth in this Lease (subject to notice and cure periods expressly set forth herein) if Rent is not received hereunder as and when due (even if such Rent became due before the period that any such Mortgagee became the owner of the Leasehold Estate). Mortgagee shall enjoy all of the rights and protections granted to Tenant under this Lease, subject to all terms and conditions of this Lease, except as expressly modified herein, with the same force and effect as if such Mortgagee were the Tenant itself, and may thereafter assign or transfer this Lease or such New Lease to any Person meeting the requirements of an assignee as set forth in Section 4.11 hereof; provided such assignee expressly agrees in writing to assume and perform all of the obligations of Tenant under this Lease or such New Lease, as the case may be, from and after the effective date of such assignment). In addition to the foregoing, a Sublease Mortgagee shall have the absolute right, without the consent of Landlord, to: (a) assign its lien and security interest under a Sublease Mortgage; (b) enforce its lien and acquire title to the subleasehold estate under the applicable Sublease by any lawful means; (c) take possession of and operate the premises and improvements covered by such Sublease or any portion thereof and perform all obligations to be performed by Subtenant thereunder, or to cause a receiver to be appointed to do so; and/or (d) acquire the subleasehold estate by foreclosure or by an assignment in lieu of foreclosure and thereafter assign or transfer the subleasehold estate to a third party. Landlord’s consent shall not be required for the acquisition of the encumbered subleasehold estate by a third party who acquires the same by foreclosure or assignment in lieu of foreclosure so long as such transferee meets the requirements of a subtenant as set forth in Section 4.12 hereof.

Section 15.04 New Lease to Mortgagee. If (i) this Lease or a partial interest herein terminates because of Tenant’s default, (ii) all or any portion of the Leasehold Estate is foreclosed upon pursuant to a foreclosure of a Mortgage or assignment in lieu thereof, or (iii) this Lease or a partial interest herein is rejected or disaffirmed pursuant to bankruptcy law or other law affecting creditors’ rights, Landlord shall, upon written request from any Mortgagee delivered to Landlord within ninety (90) days after such event, enter into a new agreement (“New Lease”) for the Premises or portion thereof encumbered by its Mortgage, on the following terms and conditions:

(a)	The terms of the New Lease shall commence on the date of termination, foreclosure, rejection or disaffirmance of this Lease and shall continue for the remainder of the Term of this Lease, subject to the same terms and conditions set forth in this Lease as are applicable to such interest, as if this Lease had not been terminated.

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(b)	The New Lease shall be executed within thirty (30) days after receipt by Landlord of written notice of the Mortgagee’s election to enter into a New Lease, provided such Mortgagee: (i) pays to Landlord all Rent and other monetary charges payable by Tenant under the terms of this Lease up to the date of execution of the New Lease, as if this Lease or applicable interest therein had not been terminated, foreclosed, rejected or disaffirmed; (ii) performs all other obligations of Tenant under the terms of this Lease, to the extent performance is then due and susceptible of being cured and performed by the Mortgagee within one hundred (120) days of the termination, foreclosure, rejection, or disaffirmance of this Lease; and (iii) agrees in writing to perform, or cause to be performed within a reasonable period of time, all non-monetary obligations which have not been performed by Tenant and which should have been performed under this Lease or the partial interest therein up to the date of commencement of the New Lease, except those obligations which constitute non-monetary defaults not susceptible to cure. Any New Lease granted to the Mortgagee shall enjoy the same priority as this Lease over any lien, encumbrances or other interest created by Landlord.

(c)	At the option of the Mortgagee, the New Lease may be executed by a third party designated by such Mortgagee meeting the requirements of an assignee as set forth in Section 4.11 hereof, without the Mortgagee assuming the burdens and obligations of Tenant thereunder.

(d)	The provisions of this Section 15.04 shall survive the termination of this Lease or a partial interest herein, or if this Lease or partial interest herein is rejected or disaffirmed pursuant to bankruptcy law or other law affecting creditors’ rights, and shall continue in full force and effect thereafter to the same extent as if this Section 15.04 were a separate and independent contract made by Landlord, Tenant and such Mortgagee, and, from the date of such termination, rejection or disaffirmation of this Lease to the date of execution and delivery of such New Lease, such Mortgagee may use and enjoy the Premises and Improvements without hindrance by Landlord or any person claiming by, through or under Landlord, provided that all of the conditions for a New Lease as set forth herein are complied with.

(e)	Effective upon the commencement of the term of any New Lease, all right, title, and interest of Landlord, without recourse, in and to all Subleases then in effect shall be assigned and transferred without recourse by Landlord, to the tenant named in the New Lease, and all monies collected by or for the benefit of Landlord from the Subtenants, after deducting all costs and expenses incurred by Landlord, shall be paid to the new tenant under the New Lease. After the date that this Lease is terminated, or this Lease is rejected or disaffirmed pursuant to bankruptcy law or other law affecting creditors’ rights, unless the rights referenced in this Section 15.04 shall have expired and no Mortgagee shall have availed itself of its rights under this Section 15.04, Landlord shall not (i) enter into any new Subleases or agreements for the operation or maintenance of the Premises or the supplies therefor which would be binding upon Mortgagee if Mortgagee enters into a New Lease, (ii) cancel or materially modify any of the existing Subleases, management agreements, or agreements for the operation or maintenance of the Premises or the supplies therefor or any other agreements affecting the Premises, or (iii) accept any cancellation, termination, or surrender of any of the above without the written consent of Mortgagee (unless such termination is effected as a matter of law upon the termination of this Lease or terminated by the terms of a Sublease), which consent shall not be unreasonably withheld or delayed. Effective upon the commencement of the term of the New Lease, Landlord shall also transfer to Mortgagee, without recourse, Landlord’s right, title, and interest in and to all personal property of Tenant in Landlord’s possession or at the Premises.

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In the event there are more than one Mortgages encumbering the Leasehold Estate, and more than one such Mortgagee desires to exercise the rights granted to Mortgagees in this Section 15.04, such rights may only be exercised by the most senior such Mortgagee.

Section 15.05 Leasehold Mortgagee’s Consent to Amendment, Termination or Surrender. Notwithstanding any provision of this Lease to the contrary, the Parties agree that so long as there exists a Mortgage covering any interest in the Leasehold Estate, this Lease shall not be modified or amended with respect to the interest in this Lease encumbered by such Mortgage and Landlord shall not accept a surrender of the Premises or any part thereof or a cancellation, termination or release of this Lease from Tenant prior to expiration of the Term without the prior written consent of the applicable Mortgagee. This provision is for the express benefit of and shall be enforceable by such Mortgagee.

Section 15.06 Subordination. Any Mortgage encumbering Tenant’s interest in the Premises and/or the Leasehold Estate shall not encumber Landlord’s fee interest in the Property. Landlord shall have the right to mortgage its fee simple interest in the Property (a “Fee Mortgage”), provided, that Landlord and Tenant acknowledge and agree that Tenant’s interest under this Lease shall at all times be superior to any Fee Mortgage. Any Fee Mortgage encumbering Landlord’s fee simple interest in the Property and/or this Lease shall be subject and subordinate to this Lease. Tenant (including any rights to a New Lease) shall not be obligated to subordinate its interest in this Lease, nor its rights created under this Lease, to any Fee Mortgage.

Section 15.07 Recognition and Non-Disturbance. To the extent required by any Mortgagee, Landlord agrees to execute and deliver a commercially reasonable recognition and non-disturbance agreement with Tenant and its Mortgagee and any Subtenant (and any Sublease Mortgagee) in form and substance reasonably acceptable to Landlord, Tenant, such Subtenant, and any Sublease Mortgagee, as applicable; provided, however, that in no event shall Landlord agree to subordinate its rights or interests in the Property or this Lease to the interests of any Mortgagee.

Section 15.08 Nominee or Designee. Any rights of a Mortgagee or Sublease Mortgagee, as applicable, under this Article 15 may be exercised by or through its nominee or designee (other than Tenant or an affiliate of Tenant) which is an affiliate of such Mortgagee or Sublease Mortgagee, as applicable. A Mortgagee may acquire the Leasehold Estate through an affiliate of such Mortgagee (which is not also an affiliate of Tenant). A Sublease Mortgagee may acquire the subleasehold estate under the applicable Sublease through an affiliate of such Sublease Mortgagee (which is not also an affiliate of Subtenant).

Article 16
Representations and Warranties

Section 16.01 Representations and Warranties of Tenant. Tenant hereby represents and warrants to Landlord as follows as of the Effective Date:

(a)	Tenant is a limited liability company duly organized and validly existing under the laws of the State of Texas and is duly qualified to transact business under the laws of the State of Texas and has the power and authority to carry on its business as presently conducted and as contemplated to be conducted on the Premises by this Lease and to enter into and perform its obligations under this Lease; and the execution, delivery and performance by Tenant of this Lease and the Related Agreements have been duly authorized by all necessary corporate or limited liability company, as applicable, action.

(b)	The execution, delivery and performance of this Lease and the Related Agreements by Tenant will not violate (i) any law to which Tenant is subject or (ii) Tenant’s organizational documents.

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(c)	(i) Tenant is not a person and/or entity with whom the United States (“U.S.”) persons or entities are restricted from doing business under U.S. law, executive power, or regulation promulgated thereunder by any regulatory body; (ii) no person or entity named on any U.S. list of specially designated nationals or blocked persons has any direct interest in Tenant such that the direct investment in Tenant is prohibited by any U.S. law; (iii) Tenant is not in violation of any U.S. money laundering law; and (iv) none of Tenant’s funds have been derived from unlawful activity such that the direct investment in Tenant is prohibited by U.S. law. The foregoing are ongoing covenants of Tenant. Tenant shall immediately advise Landlord of any change in the status or accuracy of such representations, and upon request Tenant shall recertify such representations and certify in writing the identity of all entities and individuals owning or controlling Tenant.

(d)	Tenant is not subject to any Bankruptcy Event.

(e)	To Tenant’s knowledge, after due inquiry, there is no litigation pending or credibly threatened in writing against Tenant, which would prevent or otherwise materially and adversely impair Tenant’s ability to enter into this Lease or any of the Related Agreements, or perform its obligations thereunder.

Section 16.02 Representations of Landlord. Landlord hereby represents to Tenant as follows as of the Effective Date:

(a)	The execution and delivery of this Lease by Landlord and the performance by Landlord of its obligations hereunder have been duly and validly authorized by all necessary action on the part of Landlord.

(b)	To Landlord’s current actual knowledge, there is no pending or threatened condemnation action pertaining to the Premises.

(c)	Except for the Existing Leases, Landlord has not executed any lease covering the Premises that has not been terminated or the term of which has not expired.

(d)	To Landlord’s knowledge, after due inquiry, there is no litigation pending or credibly threatened in writing against Landlord, which would prevent or otherwise materially and adversely impair Landlord’s ability to enter into this Lease or any of the Related Agreements, or perform its obligations thereunder.

(e)	Landlord has good and indefeasible fee simple title to the Property, subject to all matters of record; provided, however, following issuance of the leasehold title policy of insurance covering the Premises in form and substance reasonably satisfactory to Tenant, this representation shall become null and void.

(f)	To Landlord’s knowledge and except for the Existing Leases, there are no other encumbrances to title to the Property that would materially and adversely impair Landlord’s ability to enter into this Lease or Related Agreements or Landlord’s performance of its obligations hereunder or thereunder.

Article 17
Dispute Resolution

Upon written notice from one Party to the other regarding a dispute over the interpretation or applicability of any provision of this Lease, the Parties shall meet to make a good faith effort to resolve the dispute. The notice shall specify the Party’s intent to dispute any action or inaction of the other Party and the nature of and material facts underlying the dispute. As soon as reasonably practicable given the circumstances, but in no event more than 14 Business Days following delivery of the notice, the Parties’ designated representatives shall meet in person or by videoconference and attempt to resolve the dispute.

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If the dispute is not resolved within such 14 Business Days, either designated representative may present the matter in writing to the TTUS Special Committee (as hereinafter defined) by providing them notice thereof, which notice shall contain a detailed description of the dispute and the requested resolution of it. Within ten (10) Business Days of delivery of such notice, the TTUS Special Committee and the Parties’ Designated Representatives shall meet in person and attempt to resolve the dispute. The TTUS Special Committee will send a written proposal for resolution of the dispute to the Parties’ Designated Representatives within ten (10) Business Days after such in-person meeting.

If the foregoing process does not resolve the dispute, the Party raising the dispute may elect to seek resolution of the dispute by mediation through the Dispute Resolution Center of Austin, Texas as the provider of mediators for mediation as described in the Tex. Civ. Prac. and Rem. Code § 154.023. Unless both Parties are satisfied with the result of the mediation, the mediation will not constitute a final and binding resolution of the dispute. All communications within the scope of the mediation will remain confidential as described in Tex. Civ. Prac. and Rem. Code § 154.073, unless the Parties agree in writing to waive confidentiality.

If the non-binding mediation process does not resolve the dispute, the Parties will be entitled to pursue any other remedy available under this Lease or at law or equity. Neither Party will pursue such a remedy without first exhausting the foregoing process; provided, however, that either Party may exercise their express rights of termination under this Lease without undergoing mediation.

Article 18
General Provisions

Section 18.01 Notices. As used in this Lease, notice includes but is not limited to the communication of notice, request, demand, approval, statement, report, acceptance, consent, waiver and appointment. No notice of the exercise of any option or election is required unless the provision giving the election or option expressly requires notice. All notices must be in writing. Notice is considered given either (A) when delivered by e-mail transmission, only if receipt is expressly acknowledged in writing by the recipient, (B) when delivered by Federal Express or other comparable commercial overnight delivery service, or (C) three (3) calendar days after deposit in the United States mail in a sealed envelope, wrapper or container, either registered or certified mail, return receipt requested, postage and postal charges prepaid, addressed by name and address to the Party or person(s) intended as set forth below.

To Texas Tech:	Texas Tech University System 1508 Knoxville Avenue System Administration Building, Office 301F Lubbock, TX 79409 Attn: Eric Bentley E-mail: eric.bentley@ttu.edu

With a copy to:	Winstead PC 600 W 5th Street, Ste. 900 Austin, Texas 78701 Attn: Jeff Nydegger Email: jnydegger@winstead.com

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To :	FERMI SPE, LLC
c/o Holland & Knight LLP
One Arts Plaza
1722 Routh Street, Suite 1500
Dallas, Texas 75201
Attn: Toby Neugebauer
Email: Toby@fermiamerica.com
Attn: Griffin Perry
Email: Griffin@fermiamerica.com

With a copy to:	Holland & Knight LLP One Arts Plaza 1722 Routh Street, Suite 1500 Dallas, Texas 75201 Attn: Jeremiah Mayfield Email: Jeremiah.Mayfield@hklaw.com Attn: Ram Sunkara Email: Ram.Sunkara@hklaw.com

Either party may, by notice given at any time or from time to time, require subsequent notices to be given to another person whether a party or an officer or representative, or to a different address, or both. Notices given before actual receipt of notice of change shall not be invalidated by the change.

Section 18.02 Exclusivity.

(a)	During the Term of this Lease, Landlord shall not entertain, undertake, invest in, or otherwise pursue, any transaction or project similar for the leasing, development, acquisition, or operation of any data center or electric generation infrastructure within twenty (20) miles of the Property without the prior written consent of Tenant.

(b)	During the Term of this Lease, Tenant shall not entertain, undertake, invest in, or otherwise pursue, any transaction or project similar for the leasing, development, acquisition, or operation of any data center or electric generation infrastructure (i) within twenty (20) miles of the Property or (ii) with any Texas university system (excluding the level of junior colleges or below), without the prior written consent of Landlord.

Section 18.03 Confidentiality.

(a)	Use of Confidential Information. If any Party (“Disclosing Party”) provides information to the other Party (the “Receiving Party”), in whatever form or medium, concerning the operations or affairs of the Disclosing Party, whether developed prior to or on or after the Effective Date, that is generally considered under the law or that would be understood by a reasonable person to be of a confidential or privileged nature or is marked as “Confidential” plainly on the face of any such document or information (“Confidential Information”), the Receiving Party agrees that it will (x) not use any of the Confidential Information except in connection with the transactions contemplated by this Lease, and (y) keep confidential and not disclose to any third party any such Confidential Information submitted or provided by the Disclosing Party except for disclosures:

(i)	in the process of discussions, meetings or conferences with its officers, agents, employees, attorneys, accountants, advisors, investors, lenders and representatives who reasonably need to know this information related to operations upon the Premises and have agreed to be obligated to the same confidentiality and non-use restrictions herein or are otherwise bound by duties of confidentiality;

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(ii)	in response to a legal process or as otherwise required by law, including the Texas Public Information Act, Chapter 552, Tex. Gov’t Code (the “TPIA”) with prompt written notice being delivered to the Disclosing Party regarding such disclosure, or as otherwise required by any order of a legal authority under applicable law; or

(iii)	in any manner to which the Disclosing Party affirmatively consents in writing.

Without limiting the foregoing, neither Party shall use the name or marks of, or refer to, or identify the other Party (or any related entity) in any publicity releases, interviews, promotional or marketing materials, public announcements, testimonials or advertising without the prior written approval of the other Party, except no such written approval is required to the extent disclosure is required by applicable law.

(b)	Required Disclosure Under the TPIA. Landlord shall use all reasonable efforts to provide prompt written notice to Tenant of any request received by Landlord pursuant to the TPIA or by any competent legal authority requesting Confidential Information or information collected, assembled or maintained for Landlord and to which Landlord has contractual access, for the purpose of providing Tenant an opportunity to seek to protect such information from disclosure. Under the TPIA, documents collected, assembled or maintained for Landlord and to which Landlord has access under the terms of a contract may be deemed public information, subject to the exceptions in the TPIA. Landlord makes no representation as to how the Attorney General of Texas will rule on any public information request but agrees to reasonably cooperate with Tenant in asserting exemption claims under the TPIA, provided any extensive briefing or analysis of documentation will be the responsibility of Tenant.

Section 18.04 Estoppel Certificates. Within thirty (30) days after receipt of a written request of either Party, the non-requesting Party shall deliver to the requesting Party a certificate setting forth the material terms of this Lease, the existence of any Event of Default under this Lease, the date through which Rent has been paid and any amounts on deposit with Landlord, the current Rent rate, and such other reasonable terms requested by the requesting Party.

Section 18.05 Force Majeure. In the event that either Party shall be delayed or hindered in, or prevented from, the performance of any work, service or other acts required under this Lease to be performed by the Party and such delay or hindrance is due to any of the following events (each, a “Force Majeure Event”): strikes, lockouts, acts of God, governmental restrictions, enemy act, civil commotion, unavoidable fire or other casualty, or other causes of a like nature beyond the control of the party so delayed or hindered, then performance of such work, service or other act shall be excused for a period of such delay and the period for the performance of such work, service or other act shall be extended for a period equivalent to the period of such delay. Written notice of any such delays, other than temporary or emergency interruptions, shall be given to the other Party as well as written notice of the cessation of the same.

Section 18.06 Patriot Act. Tenant represents and warrants to, and covenants with, Landlord that neither Tenant nor any of its respective constituent owners or affiliates currently are, or shall be at any time during the Term, in violation of any applicable laws relating to terrorism or money laundering, including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).

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Section 18.07 Successors and Assigns. The respective rights and obligations provided in this Lease shall bind and shall inure to the benefit of the parties hereto, their legal representative, heirs, successors and permitted assigns.

Section 18.08 No Merger. There shall be no merger of this Lease or the Leasehold Estate with a fee interest in the Premises or any part thereof by reason of the fact that the same person may acquire, own or hold, directly or indirectly, this Lease or the Leasehold Estate and the fee estate in the Premises or any part thereof or any leasehold mortgage, unless and until such person and all other persons having any interest in the Premises or any part thereof shall join in a written instrument effecting such merger and shall duly record the same.

Section 18.09 Nonrecourse; Prevailing Party. Notwithstanding anything herein to the contrary, the liability of Landlord and Tenant for failure to perform their respective obligations hereunder is expressly limited to Landlord’s and Tenant’s respective interests in the Lease and the Premises. LANDLORD AND TENANT EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES AND RELEASES ANY AND ALL RIGHTS, BENEFITS AND REMEDIES SUCH PARTY MAY HAVE AGAINST THE OTHER PARTY, NOW OR AT ANY TIME HEREAFTER, TO SEEK OR OTHERWISE OBTAIN ANY CONSEQUENTIAL, SPECIAL, PUNITIVE, EXEMPLARY OR OTHER SIMILAR DAMAGES AND EACH PARTY HEREBY WAIVES ANY RIGHT TO SEEK PAYMENT OR REIMBURSEMENT OF SUCH DAMAGES FROM THE OTHER PARTY OR THEIR OFFICERS, DIRECTORS, MEMBERS, JOINT VENTURERS, PARTNERS, EMPLOYEES, AGENTS, REPRESENTATIVES, OR ATTORNEYS.

Section 18.10 Governing Law and Venue. This Lease shall be governed by and construed in accordance with the laws of the State of Texas without reference to choice of law principles thereof, and all claims relating to or arising from this Lease, or the breach of the provisions hereof, whether in tort, contract or otherwise, shall likewise be governed by, construed and enforced in accordance with the laws of the State (without regard to choice of laws or conflict of laws rules). The Parties agree that the proper venue for any action regarding this Lease shall be exclusively in state or federal district court located in Lubbock County, Texas.

Section 18.11 Rules of Construction. For all purposes of this Lease, except as otherwise expressly provided herein or unless the context otherwise requires, the following rules of construction apply in construing the provisions of this Lease:

(a)	General Rules of Construction. All references in this Lease to exhibits, articles, paragraphs, subparagraphs, sections, subsections and other subdivisions refer to the exhibits, articles, paragraphs, subparagraphs, sections, subsections and other subdivisions of this Lease unless expressly provided otherwise. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and will be disregarded in construing the language contained in such subdivisions. The words “this Lease”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Lease as a whole and not to any particular subdivision unless expressly so limited. The phrases “this paragraph” and “this subparagraph” and similar phrases refer only to the paragraphs or subparagraphs hereof in which such phrases occur. The word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation.” Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context clearly otherwise requires. References to any constitutional, statutory or regulatory provision means such provision as it exists on the Effective Date and any future amendments thereto or successor provisions thereof.

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(b)	References to Agreements. Unless the context clearly otherwise requires or unless otherwise expressly provided herein, the terms defined in this Lease which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, supplements, modifications, amendments and restatements of such agreement, instrument or document; provided that nothing in this subsection will be construed to authorize any such renewal, extension, supplement, modification, amendment or restatement.

(c)	Equal Benefit of Bargain. This Lease has been reviewed and revised by legal counsel for both Tenant and Landlord, and no presumption or rule that ambiguities will be construed against the drafting party will apply to the interpretation or enforcement of this Lease.

(d)	Relationship of the Parties. The relationship between Landlord and Tenant pursuant to this Lease at all times will remain solely that of Landlord and Tenant and will not be deemed a partnership or a joint venture or members of a joint enterprise. Under no circumstances shall Landlord be liable for any losses incurred by Tenant.

(e)	Time is of the Essence. Times set forth in this Lease for the performance of obligations shall be strictly construed, time being of the essence of this Lease. All provisions in this Lease which specify or provide a method to compute a number of days for the performance, delivery, completion or observance by a Party hereto of any action, covenant, agreement, obligation or notice thereunder shall mean and refer to calendar days, unless otherwise expressly provided.

(f)	Severability. If any term or provision of this Lease, or the application of any term or provision of this Lease to a particular situation, is found by a court of competent jurisdiction to be invalid, illegal, void or otherwise unenforceable, the same shall not affect the other terms or provisions hereof or the whole of this Lease, or the application of such term or provision of this Lease to other situations, but such term or provision, or the application thereof to a particular situation, shall be deemed modified to the extent necessary in the court’s opinion to render such term or provision (or application thereof) enforceable, and the rights and obligations of the Parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties herein set forth.

Section 18.12 Entire Agreement; Modification; Further Assurances. Except for the Related Agreements, there are no agreements, representations or understandings between the Parties other than those expressed herein relating to the subject matter hereof. No amendment or modification of the terms hereof shall be binding unless set forth in writing signed by both Landlord and Tenant. Each Party shall execute and deliver such further documents and perform such other acts, as may be reasonably necessary to achieve the Parties’ intent in entering into this Lease. The Parties hereby agree, and by FERMI’s acknowledgement below, FERMI agrees, that the MOU and the Confidentiality and Collaboration Agreement dated as of January 31, 2025 (the “COCA”), shall be terminated effective as of the full execution and delivery of this Lease. Notwithstanding Section 10 of the COCA to the contrary, the Parties agree, and by FERMI’s acknowledgement below, FERMI agrees, that their respective obligations set forth in Section 10 of the COCA are expressly terminated as of the Effective Date hereof, and shall be of no further force or effect.

Section 18.13 No Waiver. Failure on the part of either Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be deemed to be a waiver by such party of any of its rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval by either Party to or of any action by the other Party shall not be deemed to waive or render unnecessary such Party’s consent or approval to or of any subsequent similar act by the other Party. The waiver of any breach of any term, covenant or condition herein contained must be in writing and shall not be deemed to be a waiver of any subsequent breach of the same or of any other term, covenant or condition herein contained.

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Section 18.14 No Brokers. Each of the Parties hereby represent to the other that no real estate brokerage commission is payable to any person or entity in connection with the transactions contemplated hereby.

Section 18.15 No Third-Party Beneficiaries. Landlord and Tenant hereby renounce the existence of any third-party beneficiary to this Lease and agree that nothing contained herein will be construed as giving any other Person third party beneficiary status.

Section 18.16 State Law Certifications and Agreements.

(a)	Interested Parties Disclosure. Prior to entering into this Lease, Tenant has filed a certificate of Interested Parties Form 1295 (a “1295 Certification”) with the Texas Ethics Commission through its electronic portal in accordance with Tex. Gov’t Code § 2252.908, as amended, and has delivered evidence of filing to Landlord. Tenant acknowledges that Landlord has no obligation, and has not undertaken any responsibility, for advising Tenant with respect to the completion of its 1295 Certification, except for the provision of the contract identification numbers and description of services.

(b)	Prohibition on Boycotts against Israel. Tenant hereby certifies that it and its affiliates do not boycott Israel and will not boycott Israel during the term of this Lease. The foregoing certification is made solely to comply with Tex. Gov’t Code § 2271.002, as amended, and to the extent such section does not contravene applicable State or federal law. As used in the foregoing certification, “boycott Israel” means refusing to deal with, terminating business activities with, or otherwise taking any action that is intended to penalize, inflict economic harm on, or limit commercial relations specifically with Israel, or with a person or entity doing business in Israel or in an Israeli-controlled territory, but does not include an action made for ordinary business purposes As used in the foregoing certification, “affiliate” to mean any entity that controls, is controlled by, or is under common control with Tenant and exists to make a profit.

(c)	No Affiliation with Sanctioned Regimes or Foreign Terrorist Organizations. Tenant certifies that neither it nor its affiliates is a company identified on a list prepared and maintained by the Comptroller under Tex. Gov’t Code § 2252.153 or § 2270.0201, as amended, and posted on any of the following pages of such officer’s Internet website:

https://comptroller.texas.gov/purchasing/docs/sudan-list.pdf,

https://comptroller.texas.gov/purchasing/docs/iran-list.pdf, or https://comptroller.texas.gov/purchasing/docs/fto-list.pdf.

The forgoing certification is made solely to comply with TEX. GOV’T CODE § 2252.152, as amended, and to the extent such Section does not contravene applicable State or federal law and excludes Tenant and its affiliates, if any, that the United States government has affirmatively declared to be excluded from its federal sanctions regime relating to Sudan or Iran or any federal sanctions regime relating to a foreign terrorist organization. As used in the foregoing certification, “affiliate” to mean any entity that controls, is controlled by, or is under common control with Tenant and exists to make a profit.

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(d)	Prohibition on Boycotts against Energy Companies. Tenant hereby certifies that it and its affiliates do not boycott energy companies and, will not boycott energy companies during the term of this Lease. The foregoing verification is made solely to comply with Section 2274.002, Texas Government Code, as amended, to the extent Section 2276.002, Texas Government Code does not contravene applicable Texas or federal law. As used in the foregoing verification, “boycott energy companies” shall mean, without an ordinary business purpose, refusing to deal with, terminating business activities with, or otherwise taking any action that is intended to penalize, inflict economic harm on, or limit commercial relations with a company because the company: (i) engages in the exploration, production, utilization, transportation, sale, or manufacturing of fossil fuel-based energy and does not commit or pledge to meet environmental standards beyond applicable federal and state law; or (ii) does business with a company described by (i) above. As used in the foregoing certification, “affiliate” to mean any entity that controls, is controlled by, or is under common control with Tenant and exists to make a profit.

(e)	Prohibition on Discrimination against the Firearms Industry. Tenant hereby certifies that it and its affiliates: (i) do not have a practice, policy, guidance or directive that discriminates against a firearm entity or firearm trade association based solely on its status as a firearm entity or firearm trade association; and (ii) will not discriminate during the term of this Lease against a firearm entity or firearm trade association based solely on its status as a firearm entity or firearm trade association. As used in the foregoing certification, “affiliate” to mean any entity that controls, is controlled by, or is under common control with Tenant and exists to make a profit.

(f)	Tax Certification. Tenant certifies it is not currently delinquent in the payment of any taxes due under Chapter 171, Tex. Tax Code, Tenant is exempt from the payment of those taxes, or Tenant is an out of state taxable entity that is not subject to those taxes, whichever is applicable.

(g)	Payment of Debt or Delinquency to the State. Pursuant to Tex. Gov’t Code §§ 2107.008 and 2252.903, Tenant agrees any payments owing to Tenant under this Lease, if any, may be applied directly toward any debt or delinquency Tenant owes the State or any agency of the State, regardless of when it arises, until paid in full.

(h)	Texas Family Code Child Support Certification. Pursuant to Tex. Family Code § 231.006, Tenant certifies that it is not ineligible to receive the award of or payments under this Lease, if any.

(i)	Certification regarding COVID-19 Vaccination. Pursuant to Tex. Health and Safety Code § 161.0085 (enacted by SB 968, 87th Texas Legislature, Regular Session (2021)), Tenant certifies that it does not require a customer to provide any documentation certifying the customer’s COVID-19 vaccination or post-transmission recovery on entry to, to gain access to, or to receive service from Tenant’s place of business.

(j)	Contractor Certification Relating to Critical Infrastructure. Pursuant to Chapter 2275, Tex. Gov’t Code (enacted by SB 2116, 87th Texas Legislature, Regular Session (2021)), Tenant certifies (i) it is neither owned by nor is the majority of stock or other ownership interest of the Contractor held or controlled by (A) individuals who are citizens of China, Iran, North Korea, Russia, or a country designated by the Governor of Texas as a threat to critical infrastructure under Tex. Gov’t Code § 2275.0103 (a “designated country”) or (B) a company or other entity, including a governmental entity, that is owned or controlled by citizens of or is directly controlled by the government of China, Iran, North Korea, Russia, or a designated country; and (ii) it is not headquartered in China, Iran, North Korea, Russia, or a designated country.

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(k)	No contracts with Foreign Adversaries. In accordance with the Governor of Texas’ Executive Order, GA 48 issued on November 19, 2024, Tenant certifies that Tenant and all of Tenant’s subsidiaries and holding companies are not: (i) listed in Section 889 of the 2019 National Defense Authorization Act (NDAA); nor (ii) listed in Section 1260H of the 2021 NDAA; nor Owned by the government of a country on the U.S. Department of Commerce’s foreign adversaries list under 15 C.F.R. § 791.4; nor Controlled by any governing or regulatory body located in a country on the U.S. Department of Commerce’s foreign adversaries list under 15 C.F.R. § 791.4.

Section 18.17 Landlord’s Legal Limitations. Notwithstanding anything to the contrary in this Lease or any Related Agreements, Landlord and Tenant agree that Landlord shall not be required to perform any act or to refrain from any act if that performance or non-performance would constitute a violation of the Constitution or laws of the State of Texas. In addition, all obligations imposed upon Landlord pursuant to this Lease or any Related Agreements shall be subject to the limitations set forth below:

(a)	Waivers; Indemnity; and Attorneys’ Fees. Notwithstanding any provision in this Lease or any Related Agreements stating that Landlord limits, waives, or releases a right to make a claim against Tenant or any other party or exculpates Tenant or any other party from liability, such limitation, waiver, release, or exculpation shall be effective only to the extent authorized by the Constitution and laws of the State of Texas. Notwithstanding any provision in this Lease or any Related Agreements stating that Landlord will indemnify or hold harmless Tenant or any other party, Landlord, as an agency of the State of Texas, shall be obligated to indemnify and hold harmless only to the extent authorized by the Constitution and laws of the State of Texas. Notwithstanding any provision in this Lease or any Related Agreements stating that Landlord will pay attorneys’ fees incurred by Tenant or any other party, Landlord, as an agency of the State of Texas, shall be obligated to pay attorneys’ fees only to the extent authorized by the Constitution and laws of the State of Texas.

(b)	Privileges and Immunities. Landlord is an agency of the State of Texas and nothing in this Lease will be construed as a waiver or relinquishment by Landlord of its right to claim such exemptions, privileges, and immunities as may be provided by the Constitution of the State of Texas or any other applicable law. Notwithstanding any provision in this Lease or any Related Agreements specifying remedies to which Landlord or Tenant shall be entitled, or stating that Landlord consents to jurisdiction of any court, no provision in this Lease or any Related Agreements shall constitute nor is it intended to constitute a waiver of Landlord’s or the State of Texas’ (i) sovereign immunity to suit; (ii) sovereign immunity against the recovery of money damages; or (iii) right to a jury trial for any issue arising under this Lease.

(c)	State Property. Notwithstanding any provision in this Lease or any Related Agreements to the contrary, any grant by Landlord to Tenant or any other party of any right to take possession and control of personal property owned by the State of Texas or to have a security interest therein shall be effective only to the extent that Landlord has authority to grant such rights under the Constitution or laws of the State of Texas.

(d)	Texas Public Information Act. Any obligation of Landlord under this Lease to (A) keep the terms and provisions of this Lease confidential; and/or (B) not disclose the terms of this Lease, shall be binding on Landlord only to the extent permitted by law, including without limitation, the TPIA. Landlord agrees that it shall notify Tenant upon receipt of a request for release of this Lease or any terms hereof to any member of the public pursuant to the Texas Public Information Act, and Landlord shall give Tenant the opportunity to submit briefings to the Office of the Texas Attorney General in the manner provided by the Texas Public Information Act.

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(e)	Nondiscrimination. Any impermissible discrimination by Tenant or its agents or employees on the basis of race, color, sex, age, religion, national origin, veteran’s status, or disability in employment practices or in the performance of the terms, conditions, covenants and obligations of this Lease is expressly prohibited.

(f)	Conflicts of Interest. Tenant acknowledges that it is informed that Texas law prohibits contracts between Landlord and its officers, and that the prohibition extends to contracts with any partnership, corporation or other organization in which any such officer has an interest. Tenant certifies (and this Lease is made in reliance thereon) that neither Tenant nor any person having an interest in this Lease by, through or under Tenant is an officer of Landlord.

(g)	No Violation of Prevailing Law. Landlord shall not be required to perform any act or refrain from performing any act under this Lease if that performance or non-performance would constitute a violation of the constitution or laws of the State.

Section 18.18 Memorandum of Lease; No Other Recordation. No copy of this Lease, nor any memorandum of this Lease or other document related to the transactions contemplated herein, shall be permitted to be recorded in the Real Property Records without the prior written approval of Landlord; other than a memorandum of this Lease in the form attached hereto as Exhibit F (the “Memorandum of Lease”). NO MEMORANDUM OF LEASE SHALL BE RECORDED PRIOR TO THE LEASE COMMENCEMENT DATE. Further, Tenant shall not, and shall not permit the any contractor or other Person to, execute or record in the Real Property Records an affidavit of commencement of construction of or with respect to the Work, or of any other improvements on or relating to the Property, unless and until the Memorandum of Lease with respect to this Lease has been recorded in the Real Property Records.

Section 18.19 No Inverse Taking. Landlord hereby agrees and acknowledges that from and after the Lease Commencement Date, Tenant and its Subtenants will have substantial investments in capital improvements on the Premises. Therefore, Landlord shall not attempt to terminate this Lease except in accordance with its express rights set forth in this Lease, and any attempt by Landlord to terminate this Lease in violation of the terms hereof shall be considered an “inverse taking” by Landlord.

Section 18.20 Counterparts; e-Signatures. This Lease may be signed in as many counterparts as may be convenient or required. It shall not be necessary that the signature and acknowledgment of, or on behalf of, each party, or that the signature and acknowledgment of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single instrument The Parties agree that delivery of digital signatures shall be given the same legal effect as original signatures, and the Parties hereby agree to accept electronic delivery of digital signatures by e-mail in “pdf” form, or via Docusign, Adobe Sign, or any similar means of digital delivery.

Section 18.21 Legal Description. The Parties acknowledge that Tenant has engaged a licensed surveyor to provide a metes and bounds description of the Property, which metes and bounds description is not final as of the Effective Date. Following completion of such updated metes and bounds survey, the Parties agree to replace the legal description attached as Exhibit A with the updated metes and bounds legal description set forth in the final updated metes and bounds survey as reasonably approved by Landlord.

(Signature Page Follows)

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In Witness Whereof, Landlord and Tenant have caused this Ground Lease Agreement to be duly executed by their duly authorized officers as of the day and year first above written.

Landlord:

The Texas Tech University System,
an agency of the State of Texas

By:	/s/ Tedd L. Mitchell, M.D.
Tedd L. Mitchell, M.D.
Chancellor

Texas Tech University,
a Texas public institution of higher education and member of the Texas Tech University System

By:	/s/ Lawrence Schovanec
Lawrence Schovanec
President

Ground Lease Agreement	Signature Page

In Witness Whereof, Landlord and Tenant have caused this Ground Lease Agreement to be duly executed by their duly authorized officers as of the day and year first above written.

Tenant:

FERMI SPE, LLC,
a Delaware limited liability company

By:	FERMI LLC,
a Texas limited liability company

	By:	TMNN Manager LLC,
a Wyoming limited liability company

		By:	/s/ Toby Neugebauer
		Name:	Toby Neugebauer
		Title:	Chief Executive Manager

	By:	Caddis Capital LLC,
a Texas limited liability company

		By:	/s/ Griffin Perry
		Name:	Griffin Perry
		Title:	Manager

Solely for purposes of Section 18.12:

FERMI LLC,
a Texas limited liability company

By:	TMNN Manager LLC,
a Wyoming limited liability company

	By:	/s/ Toby Neugebauer
	Name:	Toby Neugebauer
	Title:	Chief Executive Manager

By:	Caddis Capital LLC,
a Texas limited liability company

	By:	/s/ Griffin Perry
	Name:	Griffin Perry
	Title:	Manager

Exhibit A - Legal Description of the Property

Exhibit A-1 - Aerial Depiction of the Property

Exhibit B - Insurance Requirements

Exhibit C - Intentionally Omitted

Exhibit D - Permitted Phase One Subtenants

Exhibit E - Restricted Users

Exhibit F - Form of Memorandum Ground Lease

Exhibit G - Sublease Agreements

Ground Lease Agreement	Signature Page